UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

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Retail Properties of America, Inc.

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RETAIL PROPERTIES OF AMERICA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Retail Properties of America, Inc. (the “Company”). The Annual Meeting will be held on May 22, 2014 at 9:00 a.m. Pacific Time at the W Seattle Hotel, 1112 Fourth Avenue, Seattle, Washington, 98101.

The purposes of the Annual Meeting are:

•	To elect nine directors, nominated by the Board of Directors of the Company, to hold office until the 2015 annual meeting of stockholders and until their successors are elected and qualify;

•	To approve the Company’s executive compensation on an advisory basis;

•	To approve the Retail Properties of America, Inc. 2014 Long-Term Equity Compensation Plan;

•	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2014; and

•	To transact any other business as may properly come before the meeting or any adjournments or postponements of the meeting.

The Board of Directors of the Company has fixed the close of business on March 14, 2014 as the record date for determining stockholders of record entitled to notice of and to vote at the meeting.

We hope to have the maximum number of stockholders present in person or by proxy at the meeting. To assure your representation at the meeting, please authorize your proxy by completing, signing, dating and mailing the enclosed proxy card. You may also authorize your proxy through the Internet, or by calling a toll-free telephone number, by following the procedures described on the enclosed proxy card. YOUR COOPERATION IN PROMPTLY SUBMITTING YOUR PROXY WILL BE VERY MUCH APPRECIATED. For specific instructions, please refer to the instructions on the proxy card. Proof of stock ownership and a form of photo identification will be required for admission to the meeting. For further information on admission, please refer to the question entitled “Who can attend the meeting?” on page 1 of the proxy statement which follows this notice.

Thank you for your continued support of and interest in our company.

Dated: March 31, 2014	By order of the Board of Directors, /s/ Dennis K. Holland Dennis K. Holland Secretary

Important Notice Regarding the Availability of Proxy Materials for Stockholder Meeting To Be Held on May 22, 2014:

The Proxy Statement, Annual Report to Stockholders and Proxy Card are available free of charge at www.rpai.com/proxy.

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RETAIL PROPERTIES OF AMERICA, INC. 2021 SPRING ROAD, SUITE 200 OAK BROOK, ILLINOIS 60523

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 22, 2014

This proxy statement contains information related to the Annual Meeting of Stockholders (the “Annual Meeting”) of Retail Properties of America, Inc. (the “Company,” “we,” “our” or “us”), which will be held on May 22, 2014 at 9:00 a.m. Pacific Time at the W Seattle Hotel, 1112 Fourth Avenue, Seattle, Washington, 98101. Please contact the Company’s Investor Relations department at (800) 541-7661 or via email at IR@rpai.com if you plan to attend.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did you send me this Proxy Statement?

We sent you this proxy statement and the proxy card because our Board of Directors (the “Board”) is soliciting a proxy from you to vote your shares at the Annual Meeting. This proxy statement contains information we are required to provide to you and is designed to assist you in voting your shares. On or about March 31, 2014, we will begin mailing the proxy materials to all stockholders of record as of the close of business on March 14, 2014, the record date fixed by the Board for determining the holders of record of our common stock, $.001 par value per share, entitled to notice of and to vote at the Annual Meeting.

Why did some stockholders receive a Notice of Internet Availability of Proxy Materials?

Certain of our stockholders may receive a Notice of Internet Availability of Proxy Materials, or Notice, which was sent to stockholders on or about March 31, 2014, containing information on the availability of our proxy materials on the Internet. Stockholders who received the Notice by mail will not receive a printed copy of our proxy materials unless requested in the manner described in the Notice. The Notice explains how to access and review this proxy statement and our Annual Report to Stockholders, and how you may vote by proxy.

Who is entitled to vote?

If you were a stockholder of record as of the close of business on March 14, 2014, which is referred to as the record date, you are entitled to receive notice of the Annual Meeting and to vote shares of common stock that you held as of the close of business on the record date at the Annual Meeting. Each of the outstanding shares of common stock, as of the record date, is entitled to one vote on all matters to be voted upon at the Annual Meeting. On the record date, there were 236,563,863 shares of Class A common stock issued and outstanding. We refer to our Class A common stock as our “common stock.”

Who can attend the meeting?

Only persons who are stockholders of record of shares of common stock of the Company at the close of business on the record date or their designated proxies or who are invited guests of the Company may attend and be admitted to the Annual Meeting. All stockholders attending the Annual Meeting will be required to show photo identification (a valid driver’s license, state identification or passport) prior to admission. If a stockholder’s shares are registered in the name of a broker, bank or other nominee, the stockholder must also bring a proxy or a letter from that broker, bank or other nominee or their most recent brokerage account statement that confirms that the stockholder was a beneficial owner of our shares as of the record date. We reserve the right to determine the validity of any purported proof of beneficial ownership. Please contact the Company’s Investor Relations department at (800) 541-7661 or via email at IR@rpai.com if you plan to attend. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted to be used at the meeting.

How do I vote?

If some or all of your shares are registered in your own name with our transfer agent, you are a “stockholder of record” or “record holder” with respect to such shares, and you can vote those shares either in person at the Annual Meeting or by proxy without attending the Annual Meeting by any of the following methods.

By Internet. Stockholders may authorize a proxy to vote via the Internet by using the website provided on their proxy card or Notice until 11:59 p.m. Eastern Time, on May 21, 2014. The Internet proxy authorization procedures are designed to authenticate stockholders’ identities and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card.

By Telephone. Stockholders may authorize a proxy to vote via touch-tone telephone by calling the toll-free phone number provided on their proxy card or Notice until 11:59 p.m. Eastern Time, on May 21, 2014. The touch-tone telephone proxy authorization procedures are designed to authenticate stockholders’ identities and to allow stockholders to authorize a proxy to vote their shares and confirm that their instructions have been properly recorded. If you vote via telephone, you do not need to return your proxy card.

By Mail. If you received printed materials, and you choose not to authorize your proxy by touch-tone telephone or over the Internet, please complete the paper proxy card and return it to our transfer agent in the pre-addressed, postage-paid envelope provided with this proxy statement. If you vote via mail, you do not need to return your proxy card.

Please refer to the Notice or, if you received printed materials, the enclosed proxy card for voting instructions.

If you hold some or all of your shares in “street name,” you must either direct the bank, broker or other nominee as to how to vote your shares, or obtain a proxy from the bank, broker or other nominee to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other nominee for specific instructions on methods of voting, including by telephone or using the Internet.

Each executed and timely returned proxy will be voted in accordance with the directions indicated on it. Except for “broker non-votes” described below, executed but unmarked proxies will be voted by the person(s) named thereon (i) for the election of the nominees named herein as directors (or a substitute for a nominee if such nominee is unable or refuses to serve); (ii) for the approval of an advisory resolution approving the Company’s executive compensation; (iii) for the approval of the Retail Properties of America, Inc. 2014 Long-Term Equity Compensation Plan; (iv) for the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2014; and (v) in the discretion of such person(s) upon such matters not presently known or determined that properly may come before the Annual Meeting.

Can I revoke or change my proxy?

Yes. If you are a stockholder of record, you may revoke or change your proxy at any time before the shares it represents are voted by giving written notice of the revocation to our Secretary, by delivering a later-dated proxy (which automatically revokes the earlier proxy), or by voting in person at the Annual Meeting. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person. If you are a stockholder of record as of the record date attending the Annual Meeting, you may vote in person whether or not a proxy has been previously given, but your presence (without further action) at the Annual Meeting will not constitute revocation of a previously given proxy.

What happens if I do not provide instructions to my bank, broker or other nominee on how to vote the shares that I own beneficially?

Other than for the proposal to ratify the Company’s selection of its independent registered public accounting firm (Proposal 4), banks, brokers and other nominees of record holding shares beneficially owned by their clients do not have the ability to cast votes on the matters presented for consideration at the Annual Meeting unless they have received instructions from the beneficial owner of the shares. Accordingly, if you do not instruct your bank, broker or other nominee on how to vote in the election of the directors (Proposal 1), the advisory resolution approving executive compensation (Proposal 2) or on the Retail Properties of America, Inc. 2014 Long-Term Equity Compensation Plan (Proposal 3), no votes will be cast on these proposals on your behalf.

What constitutes a quorum?

The presence, in person or by proxy, at the Annual Meeting of holders of a majority of our outstanding shares of common stock entitled to vote on the record date constitutes a quorum for the transaction of business at the Annual Meeting. If you have returned valid proxy instructions (in writing, by phone or over the Internet) or attend the meeting and vote in person, your shares will be counted for purposes of determining whether there is a quorum. Abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a nominee (such as a custodian or bank) holding shares for a beneficial owner returns a signed proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

What vote is required to approve each Proposal assuming a quorum is present?

1.	Election of directors: The affirmative vote of a majority of the votes cast is required for the election of each of the nine directors to be elected at the Annual Meeting, which means that a director nominee will only be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. There are no cumulative voting rights in the election of directors.

2.	Approval of Executive Compensation on an Advisory Basis: The affirmative vote of a majority of the votes cast is required to approve the Company’s executive compensation on an advisory basis.

3.	Approval of the Retail Properties of America, Inc. 2014 Long-Term Equity Compensation Plan: The affirmative vote of a majority of votes cast is required for the approval of the Retail Properties of America, Inc. 2014 Long-Term Equity Compensation Plan. In addition, the rules of the New York Stock Exchange (“NYSE”) require that the votes for the proposal must be at least a majority of all of the votes cast on the proposal (including votes for and against and abstentions).

4.	Ratification of the Selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2014: The affirmative vote of a majority of the votes cast is required to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2014.

In respect of Proposals 1, 2 and 4, abstentions and “broker non-votes” will not be counted as votes cast. In respect of Proposal 3, abstentions will be treated as votes cast, but “broker non-votes” will not be counted as votes cast. A “broker non-vote” occurs when a nominee (such as a custodian or bank) holding shares for a beneficial owner returns a signed proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. The proposal regarding the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014 is a matter considered routine under applicable rules and, therefore, no broker non-votes are expected to exist in connection with the proposal regarding the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014.

How do I learn the results of the vote?

Voting results of the Annual Meeting will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (“SEC”) within four business days after the Annual Meeting.

What is the cost of proxy solicitation?

We will bear all expenses incurred in connection with the solicitation of proxies. In an effort to have as large a representation at the Annual Meeting as possible, special solicitations of proxies may, in certain circumstances, be made by the Company’s officers, directors and employees by mail, personal contact, letter, telephone, telegram, facsimile or other electronic means. They will not receive any additional compensation for those activities, but they may be reimbursed for their out-of-pocket expenses. We may also reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of our common stock. In addition, we have engaged Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist with the solicitation of proxies on our behalf for an estimated fee of $7,500 plus expenses.

Will stockholders be asked to vote on any other matters?

As of the date of this proxy statement, the above-referenced proposals are the only matters we are aware of that are to be acted upon at the Annual Meeting. If any other matter should properly come before the Annual Meeting, the persons appointed by you in your proxy will vote on those matters in accordance with the recommendation of the Board, or, in the absence of such a recommendation, in accordance with their discretion. The affirmative vote of a majority of the votes cast on any such other matter will be required for approval.

How can I manage the number of Proxy Statements and Annual Reports I receive?

The rules of the SEC permit companies to provide a single copy of an annual report and proxy statement to households in which more than one stockholder resides. This process is known as householding. Stockholders who share an address and who have been previously notified that their broker, bank or other intermediary will be householding their proxy materials will receive only one copy of our proxy statement and annual report unless they have affirmatively objected to the householding notice.

Stockholders sharing an address who received only one set of these materials may request a separate copy which will be sent promptly at no cost by writing or calling our Investor Relations department at: Investor Relations, Retail Properties of America, Inc., 2021 Spring Road, Suite 200, Oak Brook, IL 60523 or by

contacting us by telephone at (800) 541-7661. For future annual meetings, a stockholder may request separate annual reports or proxy statements, or may request the householding of such materials, by contacting us as noted above.

This proxy statement and our annual report to stockholders are available at http://www.rpai.com/proxy.

Where can I find more information about the Company?

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at (800) SEC-0330 for further information regarding the public reference facilities. Our SEC filings are also available to the public on the website maintained by the SEC at http://www.sec.gov.

PROPOSAL 1 — ELECTION OF DIRECTORS

PROPOSAL NO. 1: ELECTION OF NINE INDIVIDUALS TO SERVE AS DIRECTORS TO HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFY.

Based on the recommendation of the Nominating and Corporate Governance Committee, or the NCG Committee, our Board has nominated Mr. Gerald M. Gorski, Mr. Frank A. Catalano, Jr., Mr. Paul R. Gauvreau, Mr. Steven P. Grimes, Mr. Richard P. Imperiale, Mr. Peter L. Lynch, Mr. Kenneth E. Masick, Ms. Barbara A. Murphy and Mr. Thomas J. Sargeant for election as directors at the Annual Meeting. Each nominee, other than Mr. Lynch, is currently serving as a director of the Company. Mr. Lynch, a director nominee who has not previously stood for election, was initially identified as a potential candidate for election to the Board by a third party search firm that was retained by the NCG Committee to assist in the identification and evaluation of director candidates. We have no reason to believe that any of the nominees will be unable or unwilling to serve, if elected. However, should any nominee be unable or unwilling to accept the office of director, and if the Board shall designate a substitute nominee, the persons named as proxies will vote for the election of the substitute nominee designated by the Board, and if none, for such other persons as they shall determine. After an evaluation, the Board determined that all of the current directors of the Company satisfy the definition of “independent” under the NYSE’s listing standards, except for Steven P. Grimes. In addition, our Board has determined that Mr. Lynch will satisfy the definition of “independent” under the NYSE’s listing standards upon his election.

The election of members of the Board is conducted on an annual basis. Each individual elected to the Board serves a one-year term and until his or her successor is elected and qualifies. Accordingly, the term of office of each of our current directors will expire at the Annual Meeting. Six of the nominees have been directors since January 1, 2008, four of whom have been directors since 2003. Information regarding the business experience of each nominee is provided below based upon information furnished to us by the individuals named.

Nominees for Election as Directors

The following sets forth information with regard to the nominees for election to the Board, with ages set forth as of March 15, 2014.

Name, Positions With RPAI and Age	Business Experience

GERALD M. GORSKI Director since 2003 and Chairman of the Board since 2010 Age 70	Gerald M. Gorski has been one of our directors since July 1, 2003 and Chairman of the Board since October 12, 2010. He has been a Partner in the law firm of Gorski & Good LLP, Wheaton, Illinois since 1978. Mr. Gorski’s practice is focused on governmental law, and he represents numerous units of local government in Illinois. Mr. Gorski has served as a Special Assistant State’s Attorney and Special Assistant Attorney General in Illinois. He received a B.A. from North Central College with majors in Political Science and Economics and a J.D. from DePaul University Law School. Mr. Gorski serves as the Vice Chairman of the Board of Commissioners for the DuPage Airport Authority. Further, Mr. Gorski has also served as Chairman of the Board of Directors of the DuPage National Technology Park. He has written numerous articles on various legal issues facing Illinois municipalities and has been a speaker at a number of municipal law conferences. Mr. Gorski was also a 2013 National Association of Corporate Directors, or NACD, Board Leadership Fellow.

FRANK A. CATALANO, JR. Director since 2003 Age 52	Frank A. Catalano, Jr. has been one of our directors since our inception on March 5, 2003. Since 1999, Mr. Catalano has served as President of Catalano & Associates, a real estate company that engages in brokerage and property management services and the rehabilitation and leasing of office buildings. Mr. Catalano’s experience also includes mortgage banking. From February 2008 until 2011, he was with Gateway Funding Diversified Mortgage Services, L.P., a residential mortgage banking company, as their Regional Vice President. From 2002 until August 2007, he was a Vice President of American Home Mortgage Company. He also was Regional Vice President of Flagstar Bank from January 2001 through March 2002 and President and Chief Executive Officer of CCS Mortgage, Inc., which was sold to Flagstar Bank in 2000, from 1995 through 2000. Mr. Catalano is currently a member of the Elmhurst Memorial Healthcare Board of Governors and formerly served as the chairman of the board of the Elmhurst Chamber of Commerce. Mr. Catalano was also a 2013 NACD Board Leadership Fellow. He holds a real estate broker’s license.

PAUL R. GAUVREAU Director since 2003 Age 74	Paul R. Gauvreau has been one of our directors since our inception on March 5, 2003. He is the retired Chief Financial Officer, Financial Vice President and Treasurer of Pittway Corporation, a NYSE listed manufacturer and distributor of professional burglar and fire alarm systems and equipment from 1966 until its sale to Honeywell, Inc. in 2001. He was President of Pittway’s non-operating real estate and leasing subsidiaries through 2001. He also was a financial consultant to Honeywell, Inc., Genesis Cable, L.L.C. and ADUSA, Inc. Additionally, he was a director and audit committee member of Cylink Corporation, a NASDAQ Stock Market listed manufacturer of voice and data security products from 1998 until its merger with Safenet, Inc. in February 2003.

Name, Positions With RPAI and Age	Business Experience

Mr. Gauvreau holds an MBA from the University of Chicago and a BSC from Loyola University of Chicago. He is on the Board of Trustees and a member of the Finance Committee of Benedictine University, Lisle, Illinois and a member of the Board of Directors of the Children’s Brittle Bone Foundation, Pleasant Prairie, Wisconsin.

STEVEN P. GRIMES Director since March 8, 2011; President and Chief Executive Officer since October 13, 2009 Age 47	Steven P. Grimes serves as our President and Chief Executive Officer and as a Director. Mr. Grimes has served as one of our directors since March 8, 2011 and as our President and Chief Executive Officer since October 13, 2009. Previously, Mr. Grimes served as our Chief Financial Officer since the internalization of our management on November 15, 2007 through December 31, 2011; Chief Operating Officer since our internalization through October 12, 2009 and Treasurer from October 14, 2008 through December 31, 2011. Prior to our internalization, Mr. Grimes served as Principal Financial Officer and Treasurer and the Chief Financial Officer of Inland Western Retail Real Estate Advisory Services, Inc., which was our former business manager/advisor, since February 2004. Prior to joining our former business manager/advisor, Mr. Grimes served as a Director with Cohen Financial, a mortgage brokerage firm, and as a senior manager with Deloitte in their Chicago-based real estate practice. Mr. Grimes is also an active member of various real estate trade associations, including NAREIT and the Real Estate Roundtable. Mr. Grimes received his B.S. in Accounting from Indiana University.

RICHARD P. IMPERIALE Director since 2008 Age 54	Richard P. Imperiale has been one of our directors since January 2008. Mr. Imperiale is President and founder of the Uniplan Companies, a Milwaukee, Wisconsin based investment advisory holding company that, together with its affiliates, manages and advises over $2.2 billion in client accounts. Uniplan, Inc. was founded by Mr. Imperiale in 1984 and specializes in managing equity-income, REIT and micro cap specialty portfolios for clients. Mr. Imperiale started his career as a credit analyst for the First Wisconsin National Bank (now U.S. Bank). In 1983, Mr. Imperiale joined B.C. Ziegler & Company, a Midwest regional brokerage firm where he was instrumental in the development of portfolio strategies for one of the first hedged municipal bond mutual funds in the country. Mr. Imperiale is widely quoted in local and national media on matters pertaining to investments and has authored several books on investing, including, Real Estate Investment Trusts: New Strategies For Portfolio Management, published by John Wiley & Sons, 2002. Mr. Imperiale was also a 2013 NACD Board Leadership Fellow. He attended Marquette University Business School where he received a B.S. in Finance.

PETER L. LYNCH Nominee for director Age 62	Peter L. Lynch was Chief Executive Officer, from 2004 through 2006, and Chairman of the board of directors, President and Chief Executive Officer, from 2006 through March 2012, of Winn-Dixie Stores, Inc., a supermarket chain operating approximately 485 combination food and drug stores throughout the South, which was a NASDAQ-listed company prior to its merger with BI-LO, LLC in December 2011. From 1998 through 2003, he held various positions of increasing responsibility, including President and Chief Operating Officer and Executive Vice President-Operations, with Albertson’s, Inc., a national retail food and drug chain comprised of 2,500 stores operating under the Albertson’s,

Name, Positions With RPAI and Age	Business Experience

Jewel/Osco, ACME, Sav-on and Osco names. While at Albertson’s Inc., Mr. Lynch spearheaded the successful merger of American Stores Company, which operated food and drug stores in the Midwest, into Albertson’s Inc. Mr. Lynch also held executive positions with Jewel/Osco, including President of the ACME division and Senior Vice President of Store Operations. Mr. Lynch began his career with Star Markets Company, a regional retailer, serving as Vice President of Operations and Vice President of Human Resources before being named its President. Mr. Lynch is a member of the Board of Trustees of Nichols College. Mr. Lynch received a B.S. in Finance in 1974 from Nichols College.

KENNETH E. MASICK Director since 2008 Age 68	Kenneth E. Masick has been one of our directors since January 2008. He retired from Wolf & Company LLP, certified public accountants, in April 2009, having been there as a partner since its formation in 1978. That firm, one of the largest in the Chicago area, specializes in audit, tax and consulting services to privately owned businesses. Mr. Masick was partner-in-charge of the firm’s audit and accounting department and was responsible for the firm’s quality control. His accounting experience also includes feasibility studies and due diligence activities with acquisitions. Mr. Masick has been in public accounting since his graduation from Southern Illinois University in 1967. Mr. Masick also holds Series 7, 24, 27 and 63 licenses from Financial Industry Regulatory Authority. He also was treasurer and director of Wolf Financial Management LLC, a securities broker-dealer firm.

BARBARA A. MURPHY Director since 2003 Age 76	Barbara A. Murphy has been one of our directors since July 1, 2003. Ms. Murphy is the Chairwoman of the DuPage Republican Party and current Committeeman for The Milton Township Republican Central Committee in Illinois. After serving for twenty years, she recently retired as a Trustee of Milton Township in Illinois. Ms. Murphy is a former member of the Illinois Motor Vehicle Review Board and the Matrimonial Fee Arbitration Board, and has previously served on the DuPage Civic Center Authority Board, the DuPage County Domestic Violence Task Force and the Illinois Toll Highway Advisory Committee and as a founding member of the Family Shelter Service Board. Ms. Murphy also previously served as the Chairman for the Milton Township Republican Central Committee in Illinois and as the Republican Party’s State Central Committeewoman for the Sixth Congressional District. Ms. Murphy also has experience as the co-owner of a small retail business.

THOMAS J. SARGEANT Director since June 2013 Age 55	Thomas J. Sargeant has been one of our directors since June 13, 2013. Mr. Sargeant has been the Chief Financial Officer of AvalonBay Communities, Inc., or its predecessor company since 1995. From 1986 through 1995, Mr. Sargeant held various finance positions with AvalonBay Communities, Inc.’s predecessor companies, including Chief Financial Officer, Secretary, Treasurer, Group Financial Officer and Controller. From 1984 until 1986, Mr. Sargeant held a financial position with Ingersoll Rand. From 1980 to 1984, Mr. Sargeant held various roles at Arthur Andersen & Company serving clients primarily related to the construction and real estate industries. Mr. Sargeant is a certified public accountant and received a B.S. in Business Administration in 1980 from the University of South Carolina.

Involvement in Certain Legal Proceedings.  In February 2005, Winn Dixie Stores, Inc. (“Winn Dixie”) filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. Nominee Peter L. Lynch joined Winn Dixie as chief executive officer in December 2004 and was specifically recruited by Winn Dixie to help address performance issues Winn Dixie was facing. Shortly after being appointed chief executive officer, Mr. Lynch concluded that making a Chapter 11 filing provided the best opportunity for the turnaround of Winn Dixie and ultimately guided Winn Dixie through its emergence from bankruptcy in November 2006.

Diversity.  Neither the NCG Committee nor the Board has a specific policy with regard to the consideration of diversity in identifying director nominees, although both may consider diversity when identifying and evaluating proposed director candidates.

Director Qualifications.  In concluding that each of the foregoing directors should serve as a director, the NCG Committee and the Board focused on each director’s participation and performance on the Board during his or her tenure, as well as each director’s experience, qualifications, attributes and skills discussed in each director’s individual biographies set forth above. In particular, with respect to each Director, the NCG Committee and the Board noted the following:

•

Mr. Gorski’s experience as a lawyer and focus on local government law not only gives the Board a valuable perspective on the numerous legal issues (including land use law) that the Company faces, but also on local political issues;

•	Mr. Catalano’s experience in running a firm engaged in the brokerage, management, rehabilitation and leasing of commercial property coincides closely with the business of the Company;

•

Mr. Gauvreau’s financial experience, including his serving as the chief financial officer of a NYSE-listed company and on the audit committee of a NASDAQ-listed company provides financial expertise to the Board and the Audit Committee;

•	Mr. Grimes’s experience and position as the Company’s Chief Executive Officer;

•	Mr. Imperiale’s experience in the brokerage and investment advisory industries allows him to provide useful oversight and advice as we look to refinance debt and strengthen our balance sheet;

•

Mr. Masick’s experience as a certified public accountant and experience in providing audit, tax and consulting services to privately-owned businesses provides financial expertise to the Board and the Audit Committee;

•	Ms. Murphy’s public service and experience in operating her own business bring a different perspective to evaluating our relationships with public officials, tenants and customers of our tenants;

•

Mr. Sargeant’s financial and real estate experience, including his experience serving as chief financial officer of a NYSE-listed real estate investment trust for over 15 years, provides financial expertise to the Board and the Audit Committee; and

•

Mr. Lynch’s significant leadership experience, including his serving as president and chief executive officer of a NASDAQ-listed company for approximately eight years, and his extensive knowledge of financial management, strategic business planning, mergers and acquisitions and retail and non-retail operations.

Vote Required

The affirmative vote of a majority of the votes cast is required for the election of each of the nine directors to be elected at the Annual Meeting, which means that a director nominee will only be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. There are no cumulative voting rights in the election of directors. Broker non-votes, if any, and abstentions will not be treated as votes cast.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF ITS NOMINEES.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	the Board is not staggered, with each of our directors subject to re-election annually;

•	of the nine persons who currently serve on the Board, eight have been affirmatively determined by the Board to be independent for purposes of the NYSE’s listing standards;

•	we have a majority voting standard for uncontested director elections;

•	three members of our Audit Committee qualify as “audit committee financial experts” as defined by SEC rules;

•	we have an independent Chairman of the Board;

•	we have opted out of the Maryland business combination and control share acquisition statutes and provide that we may not opt in without stockholder approval;

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we do not have a stockholder rights plan, and we provide that, in the future, we will not adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if adopted by the Board, we will submit the stockholder rights plan to our stockholders for a ratification vote within 12 months of the adoption or the plan will terminate; and

•	we intend to conduct an annual stockholders’ advisory vote on executive compensation in accordance with the stockholders’ advisory vote on the frequency of executive compensation.

Board of Directors.  Our Board is currently comprised of nine members. The current members of our Board are Mr. Gerald M. Gorski, Mr. Kenneth H. Beard, Mr. Frank A. Catalano, Jr., Mr. Paul R. Gauvreau, Mr. Steven P. Grimes, Mr. Richard P. Imperiale, Mr. Kenneth E. Masick, Ms. Barbara A. Murphy and Mr. Thomas J. Sargeant.

Board Leadership Structure.  Since its inception, the Company has had separate individuals serving in the positions of Chief Executive Officer and Chairman of the Board. The Board believes this structure best serves the Company by allowing one person (Chief Executive Officer) to focus his efforts on setting the strategic direction of the Company and providing day-to-day leadership of the Company while the other person (Chairman of the Board) can focus on presiding at meetings of the Board and overall planning and relations with the directors. The Board believes that the needs of a corporation with the large portfolio of properties and the wide spectrum of issues that we face are best met by allowing these two different functions to be handled by two separate individuals.

Executive Sessions.  Non-management directors meet in executive session without management present at regularly scheduled meetings and at such other times that the non-management directors deem appropriate.

The independent directors also meet in executive session at least once per year. The Chairman of the Board acts as the presiding director for these executive sessions of non-management directors provided that if the Chairman of the Board is not an independent director or is not present, the Chair of the NCG Committee shall act as the presiding director and if such chair is not present, the directors present at the executive session shall determine the director to preside at such executive session by majority vote.

Board Role in Risk Management.  The Board plays an important role in the risk oversight of the Company, primarily through direct decision-making authority with respect to significant matters and the oversight of management by the Board and its committees.

In particular, the Board administers its risk oversight function through (1) the review and discussion of regular periodic reports to the Board and its committees on topics relating to the risks that we face, including, among others, market conditions, tenant concentrations and credit worthiness, leasing activity and expirations, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against us and various other matters relating to our business, (2) the required approval by the Board (or a committee thereof) of significant transactions and other decisions, including, among others, significant acquisitions and dispositions of properties, certain new borrowings and the appointment of our senior executives, (3) the direct oversight of specific areas of our business by the compensation, audit and NCG committees, and (4) regular periodic reports from our auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to our qualification as a REIT and our internal controls and financial reporting. The Board also relies on management to bring significant matters affecting the Company to its attention.

Pursuant to its charter, the Audit Committee is specifically responsible for discussing with management the guidelines and policies that govern the process by which the Company’s exposure to risk is assessed and managed. As part of this discussion, the Audit Committee may discuss or consider major financial risk exposures and the steps management has taken to monitor and control such exposures. The results of the risk assessment are discussed with management and are reviewed quarterly by the committee. In addition, our Non-Retaliation Policy enables anonymous and confidential submission by employees of complaints or concerns regarding a violation of applicable laws, regulations, or business ethical standards or a questionable accounting, accounting control or auditing matter. These complaints or concerns may be submitted directly to the compliance officer who is responsible for administering the program, or if they involve the Company’s accounting, auditing or internal auditing controls and disclosure practices, directly to the Audit Committee.

Given its role in the risk oversight of the Company, the Board believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to our operations. Although there are different leadership structures that could allow the Board to effectively oversee the management of such risks, and while the Board believes its current leadership structure enables it to effectively manage such risks, it was not the primary reason the Board selected its current leadership structure over other potential alternatives. See the discussion under the heading “— Board Leadership Structure” above for a discussion of why the Board has determined that its current leadership structure is appropriate.

Board Meetings in 2013

The Board met 10 times during 2013. Each director who was a director during 2013 attended more than 75% of the aggregate of (1) the total number of meetings of the Board (held during the period for which he or she has been a director) and (2) the total number of meetings of all committees of the Board on which the director served (during the periods he or she served). We do not have a policy with regard to Board members’ attendance at annual stockholder meetings. However, each director who was a director at such time attended the 2013 Annual Meeting, with the exception of Ms. Murphy.

Committees of the Board

The Board has established three standing committees: the Audit Committee, the Executive Compensation Committee and the NCG Committee. The composition of each of the Audit Committee, the Executive Compensation Committee and the NCG Committee complies with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time. All members of the committees described below are independent as such term is defined in the NYSE’s listing standards and as affirmatively determined by the Board.

Board Committee	Chairman	Members

Audit Committee	Paul R. Gauvreau	Kenneth H. Beard Kenneth E. Masick Thomas J. Sargeant

Executive Compensation Committee	Frank A. Catalano, Jr.	Richard P. Imperiale Barbara A. Murphy

Nominating and Corporate Governance Committee	Richard P. Imperiale	Gerald M. Gorski Kenneth E. Masick

Audit Committee

The Board has established an Audit Committee comprised of Messrs. Beard, Gauvreau, Masick and Sargeant. Mr. Gauvreau serves as the Chair of the Audit Committee. The Board has determined that Messrs. Gauvreau, Masick and Sargeant each qualify as an “audit committee financial expert” under the applicable SEC rules. The Audit Committee operates under a written charter approved by the Board. A copy of the charter is available on our website at www.rpai.com under “Corporate Governance” on the Investor Relations page.

The Audit Committee is responsible for the engagement of our independent registered public accounting firm, reviewing the plans and results of the audit engagement with our independent registered public accounting firm, approving services performed by, and the independence of, our independent registered public accounting firm, considering the range of audit and non-audit fees, and consulting with our independent registered public accounting firm regarding the adequacy of our internal accounting controls. The Audit Committee held four meetings in 2013.

Audit Committee Report.  The members of the Audit Committee of the Board submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2013 as follows:

1.        The Audit Committee has reviewed and discussed with management the audited financial statements for Retail Properties of America, Inc. for the fiscal year ended December 31, 2013.

2.        The Audit Committee has discussed with representatives of Deloitte & Touche LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.        The Audit Committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

Submitted by the Audit Committee

Kenneth H. Beard Paul R. Gauvreau Kenneth E. Masick Thomas J. Sargeant

Executive Compensation Committee

The Board has established an Executive Compensation Committee comprised of Mr. Catalano, Mr. Imperiale and Ms. Murphy. Mr. Catalano serves as the chair of the Executive Compensation Committee. The Executive Compensation Committee operates under a written charter approved by the Board. A copy of the charter is available on our website at www.rpai.com under “Corporate Governance” on the Investor Relations webpage. The Executive Compensation Committee held five meetings in 2013.

The Executive Compensation Committee provides assistance to the Board in discharging its responsibilities relating to the compensation of our directors, executive officers and other employees, and develops and implements our compensation policies. The Executive Compensation Committee’s responsibilities include, among others, (i) reviewing and approving corporate goals and objectives relating to the compensation of the Chief Executive Officer, evaluating the performance of our Chief Executive Officer in light of these goals and objectives, and determining and approving the compensation of the Chief Executive Officer based on such evaluation, and (ii) determining and approving the compensation of all executive officers other than the Chief Executive Officer.

Compensation Committee Interlocks and Insider Participation.  During 2013, the members of the Executive Compensation Committee consisted of Frank A. Catalano, Jr. (chair), Richard P. Imperiale and Barbara A. Murphy. None of the members of the Executive Compensation Committee has any relationship with us requiring disclosure under Item 404 of Regulation S-K. No member of the Executive Compensation Committee is a current or former officer or employee of ours or any of our subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our Board or Executive Compensation Committee.

Nominating and Corporate Governance Committee

The Board has established an NCG Committee. The members of the NCG Committee who selected the nominees for the Board who appear on this proxy statement are comprised of Messrs. Gorski, Imperiale and Masick. Mr. Imperiale serves as the chair of the NCG Committee. The NCG Committee operates under a written charter approved by the Board. A copy of the charter is available on our website at www.rpai.com under “Corporate Governance” on the Investor Relations webpage. The NCG Committee held five meetings in 2013. The NCG Committee will consider for recommendation to the Board nominations made by stockholders that comply with the procedures described below under the caption “Stockholder Proposals for the 2015 Annual Meeting,” including, without limitation, providing notice setting forth all information required by the rules of the SEC or Section 12 of our bylaws, as the case may be. We did not receive any stockholder recommendations for director candidates for election at the Annual Meeting.

The NCG Committee identifies possible director nominees (whether through a recommendation from a stockholder or otherwise) and makes an initial determination as to whether to conduct a full evaluation of the candidate(s). This initial determination is based on the information provided to the NCG Committee when the candidate is recommended, the NCG Committee’s own knowledge of the prospective candidate and information,

if any, obtained by the NCG Committee’s inquiries. The preliminary determination is based primarily on the need for additional Board members to fill vacancies, expand the size of the Board or obtain representation in market areas without Board representation and the likelihood that the candidate can satisfy the evaluation factors described below. If the members of the NCG Committee determine that additional consideration is warranted, the NCG Committee may gather additional information about the candidate’s background and experience. The members of the NCG Committee take into account many factors, including the nominee’s ability to make independent analytical inquiries, general understanding of marketing, finance, accounting and other elements relevant to the success of a public company in today’s business environment, understanding of the Company’s business on a technical level, and other community service, business, educational and professional background. Each director must also possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. In determining whether to recommend a director for re-election, the NCG Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

The members of the NCG Committee may consider all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the prospective director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board. In connection with this evaluation, the members of the NCG Committee determine whether to interview the candidate. If the members of the NCG Committee decide that an interview is warranted, one or more of those members, and others as appropriate, interview the candidate in person or by telephone. After completing this evaluation and interview, the full Board would nominate such candidates for election. Other than circumstances in which we may be legally required by contract or otherwise to provide third parties with the ability to nominate directors, the NCG Committee will evaluate all proposed director candidates that it considers or who have been properly recommended to it by a stockholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

Guidelines on Corporate Governance and Code of Business Conduct and Ethics

The Board, upon the recommendation of the NCG Committee, has adopted guidelines on corporate governance establishing a common set of expectations to assist the Board in performing its responsibilities. Our corporate governance policies and guidelines address a number of topics, including, among other things, director qualification standards, majority voting, director responsibilities, the responsibilities and composition of the Board committees, director access to management and independent advisors, director compensation, management succession and evaluations of the performance of the Board. Our guidelines on corporate governance meet the requirements of the NYSE’s listing standards and are publicly available on our website at www.rpai.com under “Corporate Governance” on the Investor Relations webpage.

The Board also has adopted a code of business conduct and ethics, which includes a conflicts of interest policy that applies to all of the directors and executive officers. The code of business conduct and ethics meets the requirements of a “code of ethics” as defined by the rules and regulations of the SEC and is publicly available on our website at www.rpai.com under “Corporate Governance” on the Investor Relations webpage. A printed copy of our guidelines on corporate governance and the code of business conduct and ethics may also be obtained by any stockholder upon request. We intend to disclose on this website any amendment to, or waiver of, any provision of the code of business conduct and ethics applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE.

Communications with the Board

Stockholders or other interested parties may communicate with any directors of the Company or the Board as a group by writing to them at [Name(s) of Director(s)/Board of Directors of Retail Properties of America, Inc.], c/o General Counsel, Retail Properties of America, Inc., 2021 Spring Road, Suite 200, Oak Brook, Illinois 60523, and the General Counsel will promptly forward all correspondence to the addressee(s).

Stockholders or other interested parties may communicate with non-management directors of the Company as a group by writing to Non-Management Directors of Retail Properties of America, Inc., c/o General Counsel, Retail Properties of America, Inc., 2021 Spring Road, Suite 200, Oak Brook, Illinois 60523, and the General Counsel will promptly forward all correspondence to the addressees.

All communications received as set forth in the preceding paragraphs will be opened by the office of the General Counsel for the sole purpose of determining the nature of the communications. Communications that constitute advertising, promotions of a product or service, or patently offensive material will not be forwarded to the directors. Other communications will be forwarded promptly to the addressee or addressees as deemed appropriate.

Director Compensation

Directors who are employees of the Company do not receive compensation for their service as directors.

We provide the following compensation for non-employee directors:

•	an annual restricted stock award having a value of $75,000; and

•	an additional annual restricted stock award having a value of $25,000 for service as Chairman of the Board (effective January 1, 2014);

•	an annual retainer of $75,000 for service as a director;

•	an additional annual retainer of $50,000 for service as chairman of the Board;

•	an additional annual retainer of $25,000 for service as the chair of the Audit Committee;

•	an additional annual retainer of $15,000 for service as the chair of the Executive Compensation Committee;

•	an additional annual retainer of $10,000 for service as the chair of the NCG Committee; and

•	an additional annual retainer of $5,000 for service as a non-chair member of the Audit, Executive Compensation or NCG Committee.

The annual restricted stock awards are granted on the fifth business day after each annual meeting of stockholders, subject to vesting over one year.

On October 15, 2013, each non-employee director elected at the 2013 annual meeting of stockholders received a restricted stock award for 5,392 shares, valued at a price of $13.91 per share, which was the closing price per share of our common stock on the NYSE on October 15, 2013. These equity awards were all subject to vesting on the earlier of the date of the Annual Meeting or the first anniversary of the grant date.

2013 Director Compensation Table

The following table sets forth a summary of the compensation we paid to our non-employee directors during 2013:

2013 Director Compensation
Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Total ($)
Gerald M. Gorski	$205,000	$75,000	$—	$280,000
Kenneth H. Beard	155,000	75,000	—	230,000
Frank A. Catalano, Jr.	165,000	75,000	—	240,000
Paul R. Gauvreau	175,000	75,000	—	250,000
Richard P. Imperiale	165,000	75,000	—	240,000
Kenneth E. Masick	160,000	75,000	—	235,000
Barbara A. Murphy	155,000	75,000	—	230,000
Thomas J. Sargeant	60,000	75,000	—	135,000

(1)	In addition to the annual retainer fees paid in cash during 2013, in January 2013, each of our non-employee directors serving at the time received a cash payment of $75,000 in lieu of a restricted stock award, with the expectation, but not the requirement, that our non-employee directors that did not already meet the $287,500 threshold under our stock ownership guidelines use the payment to acquire shares of our Class A common stock when permitted under our insider trading policy.

(2)	Represents the aggregate grant date fair value of awards granted during the year ended December 31, 2013, calculated as the closing price per share of common stock on the NYSE on October 15, 2013 multiplied by the number of shares granted. As of December 31, 2013, each of the non-employee directors held 5,392 unvested shares of restricted stock that had been granted by us as director compensation.

(3)	As of December 31, 2013, each of the non-employee directors other than Messrs. Imperiale, Masick and Sargeant held unexercised options to purchase 10,800 shares of common stock. As of December 31, 2013, Messrs. Imperiale and Masick held unexercised options to purchase 12,000 shares of common stock and Mr. Sargeant held no unexercised options.

OUR EXECUTIVE OFFICERS

Biographies of our Executive Officers

Our executive officers are appointed by, and serve at the discretion of, the Board. They will continue to serve in their respective offices until they resign or their successors are elected and qualify. The following sets forth information regarding our executive officers (other than Steven P. Grimes, the Chief Executive Officer and President, whose biography appears above under the caption, “Proposal 1 — Election of Directors — Nominees for Election as Directors”), with ages set forth as of March 15, 2014:

Name, Positions With RPAI and Age	Business Experience

ANGELA M. AMAN Executive Vice President, Chief Financial Officer and Treasurer since January 1, 2012 Age 34	Angela M. Aman serves as Executive Vice President, Chief Financial Officer and Treasurer of the Company. Ms. Aman joined the Company as Director of Capital Markets on August 4, 2011 and served as Vice President — Director of Capital Markets since October 11, 2011. She now serves as our Executive Vice President, Chief Financial Officer and Treasurer since January 1, 2012. Prior to joining the Company, Ms. Aman was a Portfolio Manager with RREEF, the real estate investment management business of Deutsche Bank, for six years. As part of their North American investment group, she focused on retail and regional mall companies. Ms. Aman started her career in investment banking at Deutsche Bank, where she spent four years with its real estate group underwriting debt and equity offerings, as well as advising clients on mergers and acquisitions and additional strategic transactions. Ms. Aman received her B.S. in Economics from The Wharton School of The University of Pennsylvania.

NIALL J. BYRNE Vice President and President of Property Management since November 15, 2007; Executive Vice President since October 12, 2010 Age 57	Niall J. Byrne serves as our Executive Vice President and President of Property Management. In this role, Mr. Byrne is responsible for the oversight of all the property management functions for our portfolio. Mr. Byrne has served as our Executive Vice President since October 12, 2010 and as our President of Property Management since the internalization of our management on November 15, 2007. Prior to that time, he served as a Senior Vice President of Inland Holdco Management LLC, which was a property management company affiliated with our former business manager/advisor, since 2005. In this role, Mr. Byrne was responsible for the oversight of all of the property management, leasing and marketing activities for our portfolio and was involved in our development, acquisitions and joint venture initiatives. Previously, from 2004 to 2005, Mr. Byrne served as Vice President of Asset Management of American Landmark Properties, Ltd., a private real estate company, where he was responsible for a large commercial and residential portfolio of properties. Prior to joining American Landmark Properties, Ltd., Mr. Byrne served as Senior Vice President/Director of Operations for Providence Management Company, LLC, or PMC Chicago, from 2000 to 2004. At PMC Chicago, he oversaw all aspects of property operations, daily management and asset management functions for an 8,000-unit multi-family portfolio. Prior to joining PMC Chicago, Mr. Byrne also had over 15 years of real estate experience with the Chicago based Habitat Company and with American Express/Balcor and five years of public accounting experience. Mr. Byrne received his B.S. in Accounting from DePaul University and is a Certified Public Accountant.

Name, Positions With RPAI and Age	Business Experience

SHANE C. GARRISON Chief Investment Officer since November 15, 2007; Executive Vice President since October 12, 2010; Chief Operating Officer since January 1, 2012 Age 44	Shane C. Garrison serves as our Executive Vice President, Chief Investment Officer and Chief Operating Officer. In this role, Mr. Garrison is responsible for several operating functions within the Company, including leasing, property management, asset management, which includes acquisitions and dispositions, joint ventures and construction operations. He also serves as an Executive Committee member of our joint venture entity MS Inland Fund, LLC. Mr. Garrison has served as our Chief Operating Officer since January 1, 2012, as our Executive Vice President since October 12, 2010 and as our Chief Investment Officer since the internalization of our management on November 15, 2007. Prior to that time, Mr. Garrison served as Vice President of Asset Management of Inland US Management LLC, which was a property management company affiliated with our former business manager/advisor, since 2004. In this prior role, Mr. Garrison underwrote over $1.2 billion of assets acquired by us, and went on to spearhead our development and joint venture initiatives. Previously, Mr. Garrison had served as head of asset management for ECI Properties, a small boutique owner of industrial and retail properties, and the general manager of the Midwest region for Circuit City, a large electronics retailer. Mr. Garrison received his B.S. in Business Administration from Illinois State University and an MBA in Real Estate Finance from DePaul University.

DENNIS K. HOLLAND General Counsel and Secretary since November 15, 2007; Executive Vice President since October 12, 2010 Age 61	Dennis K. Holland serves as our Executive Vice President, General Counsel and Secretary. In this role, Mr. Holland manages our legal department and is involved in all aspects of our business, including real estate acquisitions and financings, sales, securities laws, corporate governance matters, leasing and tenant matters and litigation management. Mr. Holland has served as our Executive Vice President since October 12, 2010 and as our General Counsel and Secretary since the internalization of our management on November 15, 2007. Prior to that time, he served as Associate Counsel of The Inland Real Estate Group, Inc., an affiliate of our former business manager/advisor, since December 2003. Prior to December 2003, Mr. Holland served as Deputy General Counsel of Heller Financial, Inc., and General Counsel of its real estate group, and in a business role with GE Capital following its acquisition of Heller Financial. Mr. Holland received his B.S. in Economics from Bradley University in 1974 and a J.D. from the John Marshall Law School in 1979.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis is set forth with respect to the compensation and benefits for our fiscal year ended December 31, 2013 for our Chief Executive Officer, Chief Financial Officer and the other executive officers included in the “Summary Compensation Table” below. In this “— Compensation Discussion and Analysis,” we refer to Messrs. Grimes, Byrne, Garrison and Holland and Ms. Aman, collectively, as the Named Executive Officers. The discussion and analysis below also covers the compensation and benefits for 2013 for Mr. Kleifges, who resigned during 2013. See “— Compensation Discussion and Analysis — Separation Agreement with Mr. Kleifges” for information regarding Mr. Kleifges’ resignation. For all other sections included under “Executive Compensation,” Mr. Kleifges is also included in the term “Named Executive Officers.”

Objectives of Our Executive Compensation Programs

The primary objectives of our executive compensation programs are: (i) to attract, retain and reward experienced, highly motivated executives who are capable of leading us effectively and contributing to our long-term growth and profitability, (ii) to motivate and direct the performance of management with clearly-defined goals and measures of achievement, and (iii) to align the interests of management with the interests of our stockholders. We attempt to achieve our objectives through offering the opportunity to earn a combination of cash and equity-based compensation to provide appropriate incentives for our executives.

Executive Compensation Review for 2013

Beginning in late 2012, following our initial listing on the NYSE in April 2012, the Executive Compensation Committee, or the Committee, conducted a comprehensive review of our executive compensation programs and levels. In connection with this review, the Committee retained a compensation consultant, Steven Hall & Partners, or SH&P. In September 2012, SH&P prepared a written report for the Committee providing a thorough analysis of our executive compensation programs, including (i) a competitive analysis of compensation levels for the Named Executive Officers, (ii) an analysis of our incentive plans with regard to competitiveness, design features and vehicle usage, (iii) an internal analysis which involved a review of the documents governing our current executive compensation programs and interviews with our executives to ascertain their perspectives regarding our overall competitiveness with respect to compensation, and (iv) SH&P’s recommendations regarding the mix of our executive compensation and the structure of our incentive programs for 2013.

Benchmarking

In connection with its analysis, SH&P also developed a peer group comprised of 12 retail REITs to be used, along with other market data, in benchmarking our executive compensation programs and levels. The companies selected for the peer group represent similar businesses and have annual revenue and market capitalization comparable to ours. This peer group used for benchmarking executive compensation for fiscal 2013, or our 2013 peer group, included the following companies:

CBL & Associates Properties, Inc.	Glimcher Realty Trust	Regency Centers Corp.
DDR Corp.	Kimco Realty Corp.	Tanger Factory Outlet Center, Inc.
Equity One, Inc.	Macerich Co.	Taubman Centers, Inc.
Federal Realty Investment Trust	Penn Real Estate Investment Trust	Weingarten Realty Investors

The peer group data presented to the Committee included information regarding base salary, bonus amounts, total annual compensation and long-term equity and incentive compensation. For each of these categories, SH&P presented information comparing our compensation to the compensation paid by these companies at the 25th, 50th and 75th percentiles for comparable positions. Additionally, SH&P reviewed and provided analysis regarding the annual and long-term incentive plan designs and share ownership guidelines utilized by the companies in our peer group, identifying trends in the structuring of executive compensation.

Executive Compensation Changes for 2013

As a result of the comprehensive review described above, the Committee concluded that certain aspects of our executive compensation programs should be realigned to better reflect our business strategies, talent priorities and market practices. In particular, the Committee concluded that we currently and historically lagged the market in the amount of total direct compensation we provide to our executive officers, which, if continued, could negatively affect our ability to attract and retain high quality employees and executives in the future. The total remuneration paid by the Company to its Named Executive Officers was the lowest among its peers both as a percentage of revenue and as a percentage of FFO. Additionally, the Committee concluded that our historical executive compensation mix and structure was significantly different from our peers as it relied heavily on base salary and cash compensation rather than long-term, performance-based incentives.

With the above conclusions in mind, the Committee continued to consult with SH&P during late 2012 and early 2013 in connection with finalizing 2013 compensation decisions regarding base salaries and incentive compensation. In structuring the executive compensation programs for 2013, we made the following changes, among others:

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Named Executive Officer Total Compensation.  For 2013, we increased the base salary and target incentive compensation for each Named Executive Officer to roughly equal the 25th percentile of our 2013 peer group for each of their comparable positions. Over time, our goal is to migrate target total compensation for each of our Named Executive Officers closer to the median total compensation level of our 2013 peer group for each of their comparable positions.

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Executive Compensation Mix and Structure.  We restructured the compensation mix for the Named Executive Officers based on our desired marketplace positioning, retention considerations and long-term strategic needs of the Company. Accordingly, the Committee determined, among other things, to (i) place a greater emphasis on incentive compensation, (ii) revise the company goals for 2013 to, among other things, include a goal based on relative total stockholder return and (iii) reduce the vesting periods for equity incentive compensation to more closely align with our peers. Given our desire to enhance alignment with stockholders, for 2013, we determined to pay our incentive compensation entirely in shares of restricted stock, to the extent it is earned, consistent with 2012.

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Target Incentive Compensation.  For 2013, we significantly increased the percentage of each Named Executive Officer’s target incentive compensation as a percentage of his or her total potential compensation. During 2012, the Named Executive Officers’ target incentive compensation represented 20%-33% of each of the Named Executive Officers’ total potential compensation with base salary representing the remainder. For 2013, target incentive compensation represented 50% or more of each of our Named Executive Officer’s total potential compensation and, in the case of our Chief Executive Officer, represented more than two-thirds of his total potential compensation. We believe these changes create a much more performance-based compensation structure and better incentivize our executives to maximize our performance.

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2013 Company Goals.  For 2013, we revised the company goals to reflect our commitment to maximizing stockholder value. In particular, the company goals used to determine equity incentive compensation that we established for 2013 include goals based on (i) relative total stockholder return and (ii) growth in same store EBITDA, which is calculated by subtracting general and administrative expenses, adjusted to exclude items that the Committee does not believe are representative of our ongoing operating performance, from our publicly reported same store NOI. We believe that these goals help to strengthen management’s alignment with stockholders by incorporating a goal based on relative total stockholder returns.

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Percentage of Target Incentive Compensation Based on Company Goals.  For 2013, the percentage of the target value of each grant that is based on the achievement of company goals has been increased, with the percentage varying by Named Executive Officer. During 2012, 50% of the target value of each grant was based on the achievement of company goals and the remaining 50% of the target value of each grant was based on the achievement of individual goals. For 2013, 75% of the target value of our Chief Executive Officer’s equity incentive compensation was based on company goals and 50%-60% of the target value for each of our other Named Executive Officers was based on the achievement of company goals, with the remainder to be based on the achievement of individual goals. The increase in the percentage of the target value of each grant that is based on company goals is meant to better incentivize each Named Executive Officer and to more closely align management with stockholders.

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Vesting Period for Target Incentive Compensation.  Historically, awards of incentive compensation based on company and individual goals have been subject to vesting on the third and fifth anniversaries of the grant date, respectively, subject to continued employment through that date. We concluded, based on SH&P’s report, that this vesting schedule is inconsistent with prevailing market practices for our peer group and other publicly-listed companies. Therefore, we changed the vesting period so that awards of equity incentive compensation based on company and individual goals are subject to vesting over three years and one year, respectively, subject to continued employment.

We believe that these changes to our executive compensation programs enhance our ability to attract and retain talented executives in the future and better incentivize our executives to maximize our performance, which will inure to the long-term benefit of our stockholders.

Our Executive Compensation Programs

For 2013, our executive compensation programs primarily consisted of base salary and equity incentive compensation. Overall, we designed our executive compensation programs to achieve the objectives described above. In particular, consistent with our objectives of motivating the performance of management with clearly-defined goals and measures of achievement and aligning the interests of management with the interests of our stockholders, equity incentive compensation constitutes the majority of our total executive compensation. We also structured our equity incentive compensation to be based on our actual performance compared to pre-established performance goals. As noted above, we significantly restructured the compensation mix for the Named Executive Officers for 2013 in order to place a greater emphasis on incentive compensation. Based on this restructuring, the percentage of each Named Executive Officer’s target incentive compensation for 2013 constituted a majority of his or her total potential compensation.

Each of the primary elements of our executive compensation is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation program and a discussion of the amounts of compensation paid to the Named Executive Officers for 2013 under each of these elements. In the descriptions below, we highlight particular compensation objectives that are addressed by specific elements of our executive compensation program; however, it should be noted that we have designed our compensation programs to complement each other and collectively serve all of our executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation, each element, to a greater or lesser extent, serves each of our objectives.

Base Salary

We pay the Named Executive Officers a base salary, which we review and determine annually. We believe that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. We also believe that base salaries can motivate and reward executives for their overall performance.

The following table sets forth the annual base salaries for the Named Executive Officers for 2013 and, for those executives who were also named executive officers in the prior year, 2012:

Named Executive Officer	2013 Base Salary	2012 Base Salary	Percentage Change
Steven P. Grimes	$700,000	$525,000	33.3%
Angela M. Aman	425,000	335,000	26.9%
Niall J. Byrne	325,000	300,000	8.3%
Shane C. Garrison	475,000	385,000	23.4%
Dennis K. Holland	375,000	335,000	11.9%

For 2013, we increased the base salary for each Named Executive Officer to roughly equal the 25th percentile of our 2013 peer group for each of their comparable positions. This increase was based on the Committee’s review of the SH&P report and of competitive market compensation data. The Committee concluded that the amount of base salaries for our executives lagged the market, in most cases, and in order to meet our objective of attracting, motivating and retaining talented executives, base salaries, as a component of total compensation, needed to migrate closer to the median level of our 2013 peer group for each of their comparable positions.

The Committee also generally considered a number of factors on a subjective basis, including, but not limited to, (i) the scope of the officer’s responsibilities within the Company; (ii) the experience of the officer within our industry and at the Company; (iii) performance of the Named Executive Officer and his or her contribution to the Company; (iv) a review of historical compensation information for the individual officer; (v) a subjective determination of the compensation needed to motivate and retain that individual; and (vi) the recommendations of the Chief Executive Officer.

Equity Incentive Compensation

Our equity incentive compensation program is intended to reward our executives with long-term compensation for annual performance. The primary objectives of this program are to motivate and direct the performance of management with clearly-defined goals and measures of achievement, further align the interests of our executives with our stockholders over the longer term and serve as a retention tool for our executives. For 2013, we continued to use restricted stock for our equity incentive compensation program because we believe that these full value awards provide the best alignment with our stockholders by fully reflecting the total return we provide to our stockholders, including dividends or other distributions as well as potential future increases or decreases in our stock price. Under our equity incentive compensation program for 2013, each of the Named Executive Officers was eligible to receive a grant of restricted stock up to a specified target dollar value based on the achievement of pre-established company and individual goals. The number of shares of restricted stock to be granted is calculated by dividing the dollar value earned by the Named Executive Officer based on the achievement of these goals by the closing price of our common stock on the date the Committee determines whether the goals have been achieved or, if such date occurs during the regular quarterly blackout period under our insider trading policy, on the second business day after we have announced earnings for the applicable quarter. Any shares of restricted stock that are granted are subject to additional vesting requirements, with 100% vesting on the first anniversary of the grant date for awards based on individual goals and with one-third vesting on each of the first, second and third anniversaries of the grant date for awards based on company goals, in each case, subject to continued employment through that date.

2013 Target Equity Incentive Compensation

The following table sets forth the target dollar values of our equity incentive compensation that the Named Executive Officers were eligible to earn for 2013:

	2013 Target Equity Incentive Compensation
Named Executive Officer	($)	(% of Total Compensation)
Steven P. Grimes	$1,425,000	67%
Angela M. Aman	675,000	61%
Niall J. Byrne	325,000	50%
Shane C. Garrison	725,000	60%
Dennis K. Holland	435,000	54%

As noted above, for 2013, we significantly increased the percentage of each Named Executive Officer’s target equity incentive compensation as a percentage of his or her total potential compensation. During 2012, the

Named Executive Officers’ target equity incentive compensation represented 20%-33% of each of the Named Executive Officers’ total potential compensation with base salary representing the remainder. For 2013, target equity incentive compensation represented 50% or more of each of our Named Executive Officer’s total potential compensation and, in the case of our Chief Executive Officer, represented more than two-thirds of his total potential compensation. For 2013, we also increased the amount of the target incentive compensation for each Named Executive Officer to roughly equal the 25th percentile of our 2013 peer group for each of their comparable positions, similar to the changes we made to base salary for 2013. We believe these changes create a much more performance-based compensation structure that better incentivizes our executives to maximize our performance.

2013 Equity Incentive Compensation Goals

Each of the Named Executive Officers was only eligible to receive a grant of restricted stock if and to the extent that pre-established company and individual goals were achieved. For 2013, 75% of the target value of our Chief Executive Officer’s equity incentive compensation was based on company goals and 50%-60% of the target value for each of our other Named Executive Officers was based on the achievement of company goals, with the remainder based on the achievement of individual goals. The following table sets forth the percentage of the target value of our equity incentive compensation for 2013 based on company and individual goals, respectively, for each Named Executive Officer:

	Company Goals
Named Executive Officer	Total Stockholder Return	Same Store EBITDA	Individual Goals
Steven P. Grimes	37.5%	37.5%	25.0%
Angela M. Aman	30.0%	30.0%	40.0%
Niall J. Byrne	30.0%	30.0%	40.0%
Shane C. Garrison	30.0%	30.0%	40.0%
Dennis K. Holland	25.0%	25.0%	50.0%

For 2013, the company goals were based on (i) relative total stockholder return and (ii) growth in same store EBITDA, which is calculated by subtracting general and administrative expenses, adjusted to exclude items that the Committee does not believe are representative of our ongoing operating performance, from our publicly reported same store NOI. The Committee selected relative total stockholder return and growth in same store EBITDA as company goals based on its determination that these are two of the most important objective metrics for measuring our overall performance and utilization of these metrics should strengthen management’s alignment with stockholders. The specific company goals for 2013 were (i) relative total stockholder return equal to or greater than the NAREIT Strip Center Index for 2013 and (ii) growth in same store EBITDA equal to or greater than 1.75%.

For 2013, the Committee established the following individual goals for the Named Executive Officers:

Named Executive Officer	Individual Goals
Steven P. Grimes	Goals relating to the facilitation of the preparation of the Company’s long range plan and completion of year one action items under the long range plan
Angela M. Aman	Goals relating to the preparation and monitoring of general & administrative expenses, the recasting of the Company’s credit facility, preparation of the long range plan for the capital structure of the Company, integration of internal reporting and launch of inaugural investor day
Niall J. Byrne	Goals relating to management of property operating expenses and management of accounts receivable balances
Shane C. Garrison	Goals relating to the development of the long range portfolio strategy and acquisition plan and the disposal of assets
Dennis K. Holland	Goals relating to the management of expenses for the legal department and completion of internalization of specific legal and human resource functions

The Named Executive Officers were only entitled to the portion of their equity incentive compensation award attributable to individual goals if all of their individual goals were met.

2013 Equity Incentive Compensation Amounts

For 2013, the Committee determined that all of the company goals had been met and, as a result, all of the Named Executive Officers had earned the portion of his or her target equity incentive compensation award that was based on the company goals. The Committee also determined that each of the Named Executive Officers had met his or her individual goals for 2013 and, as a result, had earned the portion of his or her equity compensation award that was based on the individual goals.

The following table sets forth the dollar values of the restricted stock actually granted to each of the Named Executive Officers for 2013.

Named Executive Officer	2013 Restricted Stock Grants
	Company Goals (3-year vesting)		Individual Goals (1-year vesting)
	($)	(# of shares)	($)	(# of shares)
Steven P. Grimes	$1,068,750	77,955	$356,250	25,985
Angela M. Aman	405,000	29,541	270,000	19,694
Niall J. Byrne	195,000	14,224	130,000	9,483
Shane C. Garrison	435,000	31,729	290,000	21,153
Dennis K. Holland	217,500	15,865	217,500	15,865

These grants were approved on February 11, 2014, with the number of shares determined based on the closing price of the Company’s Class A common stock on February 20, 2014. The grants based on the achievement of company goals vest one-third on February 21, 2015, 2016 and 2017, and grants based on achievement of individual goals vest fully on February 21, 2015, subject to continued employment through such dates.

Retention Agreements

In February 2013, we entered into retention agreements with each of the Named Executive Officers. The agreements, among other things, provide for severance payments generally equal to a multiple of base salary and target bonus or target equity award value plus continuation of healthcare benefits for a period of time to the applicable Named Executive Officer if his or her employment is terminated by us without cause or by the Named Executive Officer for good reason. Each of these agreements also provides for full acceleration of vesting of unvested, time-based equity awards upon a change in control or a Named Executive Officer’s termination by us without cause or as a result of death or disability or by the Named Executive Officer for good reason. The retention agreements also require the Named Executive Officers to comply with employee non-solicitation obligations for one year following termination and non-disparagement obligations and require the Named Executive Officers to execute a general release of claims for our benefit at the time of termination in order to be eligible to receive the cash severance payments and continuation of healthcare benefits described above.

We realize that consideration of an acquisition by another company or other change in control transaction as well as the possibility of an involuntary termination or reduction in responsibility can be a distraction to executives and can cause them to consider alternative employment opportunities. Accordingly, we believe that establishing pre-negotiated severance benefits for the Named Executive Officers helps encourage the continued dedication of the Named Executive Officers and further aligns the interests of the Named Executive Officers and our stockholders in the event of a potentially attractive proposed change in control transaction following which one or more of the Named Executive Officers may be expected to be terminated. We also believe that establishing pre-negotiated severance benefits encourages our executives to focus on longer term goals that are in the best interest of stockholders over a longer time period, but may, in some cases, negatively impact short-term results. In addition, we believe these retention agreements, by specifically setting forth severance terms and conditions that are agreed upon in advance with the Named Executive Officers, make it easier for us to make changes in our senior executive team, if desired, without the need for protracted negotiations over severance. See “Executive Compensation — Retention Agreements” below for a summary of the retention agreements we entered into with the Named Executive Officers.

Separation Agreement with Mr. Kleifges

On May 15, 2013, James W. Kleifges resigned as Executive Vice President and Chief Accounting Officer of the Company. Pursuant to an agreement the Company entered into with Mr. Kleifges, Mr. Kleifges received cash payments totaling $374,658 and acceleration of vesting with respect to 9,489 shares of unvested restricted stock of the Company in connection with his resignation. Pursuant to the separation agreement, Mr. Kleifges acknowledged that he would continue to be subject to the restrictive covenants under his retention agreement, including the non-solicitation, non-disparagement and confidentiality provisions, and also provided us with a general release of claims. Mr. Kleifges’ annual base salary during 2013 was $300,000, which was determined based on the same considerations as the Named Executive Officers’ base salaries.

Broad-Based Benefits

In addition to the compensation programs described above, each of the Named Executive Officers was eligible to participate in the same benefits programs available to all of our employees: health and dental insurance; group term life insurance; short-term disability coverage; and tax-qualified 401(k) plan.

Stock Ownership Guidelines

In order to complement our equity incentive compensation program and further align the interests of our Named Executive Officers with those of our stockholders, our Board adopted stock ownership guidelines that apply to our executives. See “Director and Officer Stock Ownership Guidelines” below for a summary of these guidelines.

Anti-Hedging and Anti-Pledging Policy

None of the Named Executive Officers has engaged in any hedging transactions with respect to the Company’s stock or pledged any of his or her shares of stock in the Company, and, in early 2013, we established formal anti-hedging and anti-pledging policies that generally prohibit all of our executive officers and directors, including the Named Executive Officers, from engaging in any hedging transactions or pledging any shares of the Company’s stock. Exceptions to this policy can only be made with the prior approval of the Audit Committee.

2013 Advisory Resolution

At our 2013 annual meeting, an advisory resolution approving the compensation paid to our named executive officers for 2012, as disclosed in our proxy statement for the 2013 annual meeting, including the Compensation Discussion and Analysis, compensation tables and narrative discussions, was approved by our stockholders, with more than 85% of the votes cast on the proposal being voted in favor of the proposal to approve such resolution. The Committee has considered the results of this vote and, as a result of the high percentage of votes cast in favor of this proposal, the Committee viewed these results as an indication of stockholders’ overall satisfaction with the manner in which we compensated our named executive officers for 2012 and the changes that we made to our executive compensation programs for 2013 that were described in our proxy statement for the 2013 annual meeting. Accordingly, the Committee did not implement changes to our executive compensation programs as a result of the stockholder advisory vote.

Executive Compensation Process

Information regarding our processes and procedures for considering and determining the compensation of our executives, including the role of any executive officers, is described below under “Executive Compensation — Executive and Director Compensation Process.”

Summary Compensation Table

The following table sets forth information with respect to all compensation paid or earned for services rendered to us by the Named Executive Officers for the years ended December 31, 2013, 2012 and 2011.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)		All Other Compensation ($)		Total ($)
Steven P. Grimes	2013	$700,000		$—	$262,500	(2)	$1,500	(1)	$964,000
President and Chief Executive Officer	2012	525,000		—	—		1,500	(1)	526,500
	2011	525,000		20,000	375,000	(3)	1,000	(1)	921,000
Angela M. Aman	2013	$425,000		$—	$96,250	(2)	$1,500	(1)	$522,750
Executive Vice President, Chief Financial Officer and Treasurer	2012	335,000		—	—		1,500		336,500
Niall J. Byrne	2013	$325,000		$—	$75,000	(2)	$1,500	(1)	$401,500
Executive Vice President and President of Property Management	2012 2011	300,000 275,000		— 20,000	— 81,250	(3)	1,500 1,000	(1) (1)	301,500 377,250
Shane C. Garrison	2013	$475,000		$—	$96,250	(2)	$1,500	(1)	$572,750
Executive Vice President, Chief Operating Officer and Chief Investment Officer	2012 2011	385,000 350,000		— 20,000	— 100,000	(3)	1,500 —	(1)	386,500 470,000

Dennis K. Holland	2013	$375,000		$—	$83,750	(2)	$1,500	(1)	$460,250
Executive Vice President, General Counsel and Secretary	2012 2011	335,000 325,000		— 20,000	— 114,375	(3)	1,500 1,000	(1) (1)	336,500 460,375
James W. Kleifges	2013	$120,699	(4)	$—	$70,500	(2)	$402,489	(5)	$593,688
Executive Vice President and Chief Accounting Officer

(1)	Represents Company match to 401(k) plan.

(2)	Represents the aggregate grant date fair value of restricted stock awards granted during the fiscal year ended December 31, 2013, calculated as the closing price per share of our common stock on the NYSE on February 21, 2013 multiplied by the number of shares granted.

(3)	The amounts reported were based on the probable outcome of the applicable corporate and individual performance measures under the 2011 executive equity incentive compensation program as of the service inception date for accounting purposes. Management believed it was probable that each Named Executive Officer would receive the entire amount of restricted stock awards available. In addition, amounts include restricted stock awards granted on April 12, 2011 related to the individual performance portion of the 2010 executive equity incentive compensation program as follows: Mr. Grimes - $112,500; Mr. Byrne - $12,500; Mr. Garrison - $12,500 and Mr. Holland - $33,125.

(4)	Represents salary through May 15, 2013, Mr. Kleifges’ date of resignation.

(5)	Represents severance payment of $374,658, Company match of $1,500 to the 401(k) plan and $26,331 of vacation pay paid in connection with Mr. Kleifges’ resignation on May 15, 2013.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2013 to our Named Executive Officers.

2013 Grants of Plan-Based Awards
Name	Grant Date	Date of Committee Approval	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)
Steven P. Grimes	2/21/13	2/12/13	18,831	$262,500
Angela M. Aman	2/21/13	2/12/13	6,905	96,250
Niall J. Byrne	2/21/13	2/12/13	5,380	75,000
Shane C. Garrison	2/21/13	2/12/13	6,905	96,250
Dennis K. Holland	2/21/13	2/12/13	6,008	83,750
James W. Kleifges	2/21/13	2/12/13	5,057	70,500

(1)	All awards were grants of restricted common stock and were made pursuant to our 2008 Long-Term Equity Compensation Plan. The total amount of restricted common stock granted was based on the dollar value of the awards approved on February 12, 2013 and the closing price of our common stock on the NYSE on February 21, 2013.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the 2013 Grants of Plan-Based Awards table was paid or awarded, are described above under “— Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

In 2013, we granted equity awards to our Named Executive Officers pursuant to our 2008 Long-Term Equity Compensation Plan, as described in the 2013 Grants of Plan-Based Awards table. Each of the restricted stock awards granted in 2013 vests over five years, with 50% vesting in February 2016 and 50% vesting in February 2018, subject to continued employment through such dates; provided that vesting of each award is also subject to acceleration in connection with a change-in-control or certain termination triggering events as described below under “— Potential Payments Upon Termination or Change-in-Control.” Generally we pay dividends to holders of all shares of restricted stock, whether vested or not, at the same rate per share as dividends per share paid to our common stockholders.

The terms of the retention agreements that we have entered into with our Named Executive Officers are described below under “— Potential Payments Upon Termination or Change-in-Control.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2013, with respect to our Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End 2013
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Steven P. Grimes	6,569	(2)	$83,558
	15,108	(3)	192,174
	18,831	(4)	239,530
Angela M. Aman	6,905	(4)	$87,832
Niall J. Byrne	730	(2)	$9,286
	3,957	(3)	50,333
	5,380	(4)	68,434
Shane C. Garrison	3,650	(2)	$46,428
	5,036	(3)	64,058
	6,905	(4)	87,832
Dennis K. Holland	1,934	(2)	$24,600
	4,676	(3)	59,479
	6,008	(4)	76,422
James W. Kleifges (5)	—		$—

(1)	Market value is based on a price of $12.72 per share, which was the closing price on the NYSE of one share of our common stock on December 31, 2013.

(2)	The awards have vesting provisions whereby 50% of the awards vest on April 12, 2014 and 50% of the awards vest on April 12, 2016, subject to continued employment through such dates.

(3)	The awards have vesting provisions whereby 50% of the awards vest on March 13, 2015 and 50% of the awards vest on March 13, 2017, subject to continued employment through such dates.

(4)	The awards have vesting provisions whereby 50% of the awards vest on February 21, 2016 and 50% of the awards vest on February 21, 2018, subject to continued employment through such dates.

(5)	The vesting of Mr. Kleifges’ equity awards was fully accelerated pursuant to his separation agreement entered into on May 15, 2013.

Option Exercises and Stock Vested

The following table sets forth the aggregate number of shares of restricted common stock that vested in 2013. The value realized on vesting is the product of the (1) the closing price on the NYSE of a share of common stock on the vesting date (or, if there were no reported sales on such date, the most recent previous date on which there were reported sales), multiplied by (2) the number of shares vesting.

2013 Option Exercises and Stock Vested
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven P. Grimes	—	$—
Angela M. Aman	—	—
Niall J. Byrne	—	—
Shane C. Garrison	—	—
Dennis K. Holland	—	—
James W. Kleifges (1)	9,489	$139,204

(1)	The vesting of Mr. Kleifges’ equity awards was fully accelerated pursuant to his separation agreement entered into on May 15, 2013.

Potential Payments Upon Termination or Change-in-Control

Equity Plan and Award Agreements

As of December 31, 2013, pursuant to the terms of our 2008 Long-Term Equity Compensation Plan and the applicable award agreements, all outstanding unvested shares of restricted stock held by each of the Named Executive Officers will fully vest upon the occurrence of a change-in-control or in the event that the Named Executive Officer’s employment is terminated by us without cause or as a result of death or disability. The terms cause and change-in-control are specifically defined in the applicable documents, with the term change-in-control defined to mean (i) any person or group acquiring ownership of more than 50% of our voting stock, (ii) any person or group acquiring 30% or more of our voting stock in any 12-month period, (iii) a change in a majority of the members of the Board during any 12-month period if the new members were not nominated by a majority of the incumbent directors, or (iv) any person or group acquiring 40% or more of our assets in any 12-month period.

Retention Agreements

In February 2013, we entered into retention agreements with each of the Named Executive Officers. The initial term of each agreement is for two years beginning on February 19, 2013, with automatic two-year renewals commencing on each anniversary date unless written notice of termination is given at least 90 days prior to such date by either party. Generally, if any of the Named Executive Officers is terminated for any reason, under the retention agreements, he or she will be subject to the following continuing obligations after termination: (i) non-solicitation of our employees for one year; and (ii) non-disparagement obligations.

Each retention agreement provides for the following payments and benefits to the applicable Named Executive Officer in connection with the termination of his or her employment by us without cause or by the Named Executive Officer for good reason:

•

a cash payment equal to one times (or, if the termination occurs in connection with or within two years after a change-in-control, two times) the sum of (i) the Named Executive Officer’s annual base salary at the rate then in effect, without giving effect to any reduction in the base salary rate amounting to good reason, and (ii) the Named Executive Officer’s target cash bonus (or, for so long as we maintain an annual bonus program payable in equity awards in lieu of an annual cash bonus program, the dollar amount of the Named Executive Officer’s target equity award under such bonus program) for the year in which the termination occurs or the prior year if a target annual cash bonus or equity award amount had not yet been established for such year;

•	all unpaid annual bonus amounts earned during the year in which the termination occurs through the most recently completed fiscal quarter prior to the date of termination; and

•	continuation of healthcare benefits, or cash payments equal to the premiums for healthcare benefits, for up to 18 months after termination;

provided that the Named Executive Officer enters into a general release of claims for our benefit in connection with such termination.

In addition, the retention agreements provide that upon a change-in-control or a Named Executive Officer’s termination by us without cause or as a result of death or disability or by the Named Executive Officer for good reason, all of such Named Executive Officer’s outstanding unvested equity awards that are only subject to time-based vesting conditions will fully vest. This acceleration of vesting will not apply to any equity awards that are subject to performance-based vesting conditions.

Under the retention agreements, in the event that any payment or benefit constitutes an excess “parachute payment” under Section 280G of the Code subject to an excise tax, the Named Executive Officer’s payments and other termination benefits will be reduced to the extent necessary to avoid such excise tax, but only if such a reduction would result in greater after-tax payments and benefits to the Named Executive Officer.

The terms cause, resignation for good reason and change-in-control are specifically defined in the retention agreements, with the term change-in-control defined to mean (i) any person or group acquiring more than 50% of our voting stock, (ii) any person or group acquiring 30% or more of our voting stock in any 12-month period, (iii) a change in a majority of the members of the Board during any 12-month period if the new members were not nominated by a majority of the incumbent directors, or (iv) a consummation of any sale, lease or other transfer of all or substantially all of the assets of the Company.

The following table sets forth potential payments and benefits that would have been provided to our Named Executive Officers upon the occurrence of a change-in-control or certain termination triggering events, assuming such change-in-control or terminating event occurred on December 31, 2013. The closing market price of our common stock on the NYSE on December 31, 2013 was $12.72 per share.

	Involuntary Termination Without Cause/ For Good Reason (Non-Change in Control)	Involuntary Termination Without Cause/ For Good Reason (Change-in- Control)	Death or Disability	Change-in-Control (No Termination)
Steven P. Grimes (1)(2)
Bonus	$—	$—	$—	$—
Cash Severance	2,125,000	4,250,000	—	—
Benefits Continuation (3)	30,135	30,135	—	—
Unvested Equity Awards (4)	515,262	515,262	515,262	515,262

Total	$2,670,397	$4,795,397	$515,262	$515,262

Angela M. Aman (1)(2)
Bonus	$—	$—	$—	$—
Cash Severance	1,100,000	2,200,000	—	—
Benefits Continuation (3)	30,135	30,135	—	—
Unvested Equity Awards (4)	87,832	87,832	87,832	87,832

Total	$1,217,967	$2,317,967	$87,832	$87,832

Niall J. Byrne (1)(2)
Bonus	$—	$—	$—	$—
Cash Severance	650,000	1,300,000	—	—
Benefits Continuation (3)	30,135	30,135	—	—
Unvested Equity Awards (4)	128,053	128,053	128,053	128,053

Total	$808,188	$1,458,188	$128,053	$128,053

Shane C. Garrison (1)(2)
Bonus	$—	$—	$—	$—
Cash Severance	1,200,000	2,400,000	—	—
Benefits Continuation (3)	30,135	30,135	—	—
Unvested Equity Awards (4)	198,318	198,318	198,318	198,318

Total	$1,428,453	$2,628,453	$198,318	$198,318

Dennis K. Holland (1)(2)
Bonus	$—	$—	$—	$—
Cash Severance	810,000	1,620,000	—	—
Benefits Continuation (3)	30,135	30,135	—	—
Unvested Equity Awards (4)	160,501	160,501	160,501	160,501

Total	$1,000,636	$1,810,636	$160,501	$160,501

(1)	The amounts described do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include:

•	Accrued salary and vacation pay;

•	Distribution of plan balances under our 401(k) plan;

•	Life insurance proceeds in the event of death; and

•	Disability insurance payouts in the event of disability.

(2)	In the event that any payments and benefits to be paid or provided to the Named Executive Officer would be subject to “parachute payment” excise taxes under the Internal Revenue Code of 1986, as amended, the Named Executive Officer’s payments and benefits will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to the executive.

(3)	Benefits continuation amounts are based on the actual expense for financial reporting purposes for the year ended December 31, 2013 for covering an employee under each of our group health plans for the entire year, assuming that the employee elected family coverage under each of these plans.

(4)	For all Named Executive Officers, outstanding equity awards fully vest upon a change-in-control, the Named Executive’s termination upon death or disability or termination by us without cause or by the Named Executive Officer for good reason. As of December 31, 2013, Messrs. Grimes, Byrne, Garrison and Holland and Ms. Aman held unvested restricted common stock as follows: Mr. Grimes — 40,508 shares; Mr. Byrne — 10,067 shares; Mr. Garrison — 15,591 shares; Mr. Holland — 12,618 shares; and Ms. Aman — 6,905 shares. For purposes of the table above, the value of the equity awards that vest are based on the value of unvested awards set forth in the “Outstanding Equity Awards at Fiscal Year-End 2013” table.

Compensation Risks

The Committee monitors the Company’s compensation policies and practices for its employees to determine whether they encourage unnecessary or excessive risk-taking. Due to the greater emphasis placed on equity incentive compensation at higher levels of the organization, and the fact that these individuals are more likely to make decisions that impact corporate performance and could have a material adverse effect on the Company, the Committee primarily focuses on our executive compensation policies and practices. We believe that risks arising from our policies and practices for compensating employees are not reasonably likely to have a material adverse effect on the Company primarily because of the following reasons:

•

there are downside risks associated with pursuing poor business/strategic alternatives, including failure to meet goals under our equity incentive compensation program and decline in value of shares of stock previously granted under our equity incentive compensation program that are subject to vesting over five or three years, as applicable;

•	our executive compensation program has a significant focus on long-term equity compensation;

•

the goals for our equity incentive program are aligned with long-term performance objectives/metrics, reflect a balanced mix of individual and company goals aligned with our strategic objectives, are both quantitative and qualitative and provide a comprehensive framework for assessing performance;

•	incentive compensation opportunities are capped and therefore do not incentivize employees to maximize short-term performance at the expense of long-term performance;

•	our compensation levels and opportunities are in keeping with appropriate competitive practice; and

•	our executives and directors are expected to maintain an ownership interest in the Company, which aligns their interests with those of stockholders.

Executive and Director Compensation Process

Overall, the Executive Compensation Committee is responsible for determining and approving the compensation of all of our executive officers; provided that all equity awards to be granted are also subject to the approval of the Board. The Board is responsible for approving the compensation of our non-employee directors; provided that the Executive Compensation Committee may make recommendations to the Board with respect to non-employee director compensation.

The Executive Compensation Committee typically meets several times each year in connection with the consideration and determination of executive compensation. Historically, most actions of the Executive Compensation Committee have occurred at regular meetings scheduled well in advance by the Executive Compensation Committee; however, the Executive Compensation Committee may hold special meetings or take actions by written consent as they deem appropriate. Specific meeting agendas are prepared by the chair of the Executive Compensation Committee and our Chief Executive Officer, although they reflect the direction of the full Executive Compensation Committee. Matters to be acted on by written consent may relate to matters that have been previously discussed and/or are summarized by our Chief Executive Officer, a consultant engaged by the Executive Compensation Committee or other advisor to the Company or the Executive Compensation Committee.

For 2013, our Chief Executive Officer made recommendations to the Executive Compensation Committee regarding base salaries and the target amounts, structure and goals for our equity incentive program, provided detailed information to the Executive Compensation Committee regarding the performance of our other executive officers during 2013, made recommendations regarding payouts under our equity incentive program and made recommendations regarding the terms of retention agreements to be entered into with the executive officers. In addition, our Chief Executive Officer provided the Executive Compensation Committee with the financial and other information necessary to determine whether the company goals and each executive officer’s individual goals under our equity incentive program for 2013 had been achieved.

As noted above in “Compensation Discussion and Analysis,” the Executive Compensation Committee engaged SH&P to assist the Executive Compensation Committee in conducting a comprehensive review of our executive compensation programs and levels. In September 2012, SH&P prepared a written report providing a thorough analysis of our executive compensation programs, including (i) a competitive analysis of compensation levels for the Named Executive Officers, (ii) an analysis of our incentive plans with regard to competitiveness, design features and vehicle usage, (iii) an internal analysis which involved a review of the documents governing our current executive compensation programs and interviews with our executives to ascertain their perspectives regarding our overall competitiveness with respect to compensation, and (iv) SH&P’s recommendations regarding the mix of our executive compensation and the structure of our incentive programs for 2013. Following the delivery of this written report, the Executive Compensation Committee consulted with SH&P during late 2012 and early 2013 regarding our executive compensation programs. This report and the Executive Compensation Committee’s consultations primarily related to and were used for purposes of structuring 2013 executive compensation. The Executive Compensation Committee retained direct responsibility for the appointment, compensation and oversight of the work of SH&P, and instructed SH&P to report directly to the Executive Compensation Committee. We have concluded that the work of SH&P did not raise any conflict of interest.

The Executive Compensation Committee and, with respect to equity awards, the independent members of the Board ultimately made all determinations regarding compensation payable to our executive officers and the terms of the retention agreements for our executive officers.

The Board and Executive Compensation Committee review our director compensation on an annual basis. The Board is responsible for approving the compensation of our non-employee directors; provided that the Executive Compensation Committee may make recommendations to the Board with respect to non-employee director compensation. Additionally, our Chief Executive Officer may also make recommendations or assist the Executive Compensation Committee in making recommendations regarding director compensation. In 2012, the Executive Compensation Committee engaged SH&P to perform a comprehensive review of our director compensation and make recommendations for our future director compensation; the results of this review and recommendations were used in determining director compensation for 2013.

Director and Officer Stock Ownership Guidelines

Our Board believes it is important to align the interests of the directors and senior management with those of the stockholders and for directors and senior management to hold equity ownership positions in the Company. Accordingly, we have established stock ownership guidelines pursuant to which each of the following persons is expected to own an aggregate number of shares of common stock or phantom shares in the Company, whether vested or not, with the following aggregate market values:

Position	Equity Ownership Guideline
Non-employee director	$287,500
Chief Executive Officer	5x annual base salary
Other named executive officers	3x annual base salary

Our non-employee directors, Chief Executive Officer and other Named Executive Officers are expected to gain compliance with these ownership guidelines by the later of (1) the end of the fifth full fiscal year following the year in which he or she was initially elected as a director or appointed as a director, the chief executive officer or a named executive officer or (2) December 31, 2017. Thereafter, compliance with these ownership guidelines will be measured as of the end of each fiscal year thereafter.

For purposes of these ownership guidelines, the value of shares of common stock and phantom shares shall be the greater of the market price of an equivalent number of shares of our Class A common stock (i) on the date of purchase or grant of such shares or (ii) as of the date compliance with these ownership guidelines is measured.

Any director who is prohibited by law or by applicable regulation of his or her employer from owning equity in us shall be exempt from this requirement. For directors who are employed by or otherwise are affiliated with a stockholder of the Company, the shares owned by the affiliated entity are attributed to the director for purposes of these ownership guidelines. Our NCG Committee may consider whether exceptions should be made for any director on whom this requirement could impose a financial hardship.

Executive Compensation Committee Report

The Executive Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Executive Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Executive Compensation Committee

Frank A. Catalano, Jr. (Chairman)

Richard P. Imperiale

Barbara A. Murphy

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has a Related Person Transaction Approval and Disclosure Policy for the review, approval or ratification of any related person transaction. This written policy provides that all related person transactions must be reviewed and approved by a majority of the disinterested directors on the Board in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related person transaction, the approval requirement will be satisfied if such transaction is ratified by a majority of the disinterested directors on the Board promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors that do not have a personal financial interest in the transaction that is adverse to our financial interest or that of the stockholders. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC. There were no such related person transactions in 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of February 28, 2014, regarding the number and percentage of shares beneficially owned by: (i) each director and nominee; (ii) each Named Executive Officer; (iii) all directors and executive officers as a group; and (iv) each person known by us to be the beneficial owner of more than 5% of any class of our outstanding common stock. Percentages in the following tables are based on 236,563,863 shares of common stock outstanding, which was the amount of shares outstanding as of February 28, 2014, plus for each person, the number of shares that person has the right to acquire within 60 days after such date. None of the directors or executive officers own Series A preferred stock except as set forth below:

	Total Common Stock
Name and Address of Beneficial Owner (1)	Number of Shares (2)	Percent of Class
Directors, Director Nominees and Named Executive Officers
Gerald M. Gorski (3)	20,458	*
Kenneth H. Beard (3)	40,312	*
Frank A. Catalano, Jr. (3)	21,621	*
Paul R. Gauvreau (3)	58,884	*
Richard P. Imperiale (4)	23,892	*
Peter L. Lynch	—	*
Kenneth E. Masick (4)	29,092	*
Barbara A. Murphy (3)	19,892	*
Thomas J. Sargeant	9,192	*
Steven P. Grimes	156,087	*
Angela M. Aman	56,140	*
Niall J. Byrne	33,771	*
Shane C. Garrison (5)	71,471	*
Dennis K. Holland	46,230	*
All directors and executive officers as a group (14 persons)	587,042	*

5% Holders
The Vanguard Group, Inc. (6)	26,345,836	11.14%
Vanguard Specialized Funds (7)	12,693,033	5.37%

*	Less than 1% of the total shares of common stock outstanding.

(1)	The address of each of the persons listed above is 2021 Spring Road, Suite 200, Oak Brook, IL 60523.

(2)	Beneficial ownership includes outstanding shares and shares which are not outstanding that any person has the right to acquire within 60 days after the date of this table. However, any such shares which are not outstanding are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investing power with respect to all shares beneficially owned by them.

(3)	Includes 8,800 shares of Class A common stock issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after the date of this table.

(4)	Includes 10,000 shares of Class A common stock issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after the date of this table.

(5)	Mr. Garrison also beneficially owns 1,000 shares of the Company’s Series A preferred stock, which represents less than 1% of our outstanding Series A preferred stock. This percentage is based on 5,400,000 shares of Series A preferred stock outstanding, which was the amount of shares outstanding as of February 28, 2014, plus the number of shares that Mr. Garrison has the right to acquire within sixty days after such date.

(6)	Information regarding The Vanguard Group, Inc. (Vanguard) is based on a Schedule 13G/A filed by Vanguard with the SEC on February 12, 2014. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A indicates that Vanguard has sole voting power with respect to 105,507 shares of common stock, sole dispositive power with respect to 26,252,129 shares of common stock and shared dispositive power with respect to 93,707 shares of common stock.

(7)	Information regarding Vanguard Specialized Funds is based on a Schedule 13G filed by Vanguard Specialized Funds with the SEC on February 4, 2014. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G indicates that Vanguard has sole voting power with respect to all such shares of common stock and sole dispositive power with respect to none of such shares of common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2013, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were timely satisfied.

PROPOSAL 2 — ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement an advisory resolution subject to a non-binding stockholder vote to approve the compensation of the Company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years.

At our 2011 Annual Meeting of Stockholders, we asked our stockholders to select the frequency with which to hold future advisory votes on the compensation of named executive officers. A majority of the votes cast on the frequency proposal selected an annual vote. Accordingly, we currently intend to conduct an annual stockholder advisory vote on executive compensation in accordance with the stockholders’ vote on the frequency of executive compensation until the next required advisory vote on the frequency of holding the non-binding, advisory vote on executive compensation.

Therefore, we ask stockholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement for the 2014 Annual Meeting, including the Compensation Discussion and Analysis, compensation tables and narrative discussions, be, and it hereby is, APPROVED.

The Board recommends a vote FOR this resolution.

We urge stockholders to read the section of this proxy statement captioned “Executive Compensation,” including the Compensation Discussion and Analysis, related compensation tables and narrative discussions contained therein, which provide detailed information on the Company’s compensation policies and practices and the compensation of the Named Executive Officers.

The advisory resolution is non-binding on the Board; however, the Board and Executive Compensation Committee will review and consider the voting results when evaluating the executive compensation program for 2014 and future years.

Vote Required

The affirmative vote of a majority of the votes cast is required to approve the advisory resolution on executive compensation. Abstentions and broker on-votes, if any, will have no effect on the outcome of this matter.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

PROPOSAL 3 — APPROVAL OF THE RETAIL PROPERTIES OF AMERICA, INC. 2014 LONG-TERM EQUITY COMPENSATION PLAN

Introduction

We currently maintain the Retail Properties of America, Inc. 2008 Long-Term Equity Compensation Plan (the “2008 Plan”), which allows us to make equity grants only to our full-time employees. We also maintain the Third Amended and Restated Retail Properties of America, Inc. Independent Director Stock Option and Incentive Plan (the “Director Plan”), which allows us to make equity grants only to our non-employee directors. Our Board has concluded that it would be in the best interest of the Company to adopt a new equity plan that can be used for equity grants to all of our employees, non-employee directors, consultants and advisors.

On March 14, 2014 the Board, upon the recommendation of the Executive Compensation Committee, adopted the Retail Properties of America, Inc. 2014 Long-Term Equity Compensation Plan (the “2014 Plan”), subject to the approval of our stockholders. If the 2014 Plan is approved by our stockholders, we will cease making any further equity grants under the 2008 Plan and the Director Plan. The 2014 Plan provides flexibility to the Executive Compensation Committee to use various equity-based incentive awards as compensation tools to motivate our workforce as well as make equity grants to our non-employee directors, consultants and advisors. A copy of the 2014 Plan is attached as Appendix A to this proxy statement and is incorporated herein by reference. Stockholder approval of this proposal will also allow certain awards granted under the 2014 Plan to qualify as performance-based compensation exempt from the cap imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) on our tax deduction with respect to compensation paid to certain executive officers.

Shares Available for Issuance

The shares available for issuance under the 2014 Plan would be the number of shares of Class A common stock available for grant under our 2008 Plan and our Director Plan immediately prior to the Annual

Meeting plus the shares underlying awards granted under the 2008 Plan and the Director Plan that are forfeited, cancelled or otherwise terminated after such date. As of March 14, 2014, we have 3,648,766 shares of Class A common stock available in the 2008 Plan and the Director Plan. Since we are using the shares available in our existing plans, no new shares are proposed to be added as a result of our adoption of the 2014 Plan. The number and type of shares that could be issued under the 2014 Plan may be adjusted if we are the surviving entity after a reorganization or merger or if our stock splits or is consolidated or we are recapitalized. If this occurs, the exercise price of the options granted prior to the adjustment will be correspondingly adjusted.

As of March 14, 2014, there were stock options to acquire 78,000 shares of Class A common stock outstanding under the Company’s equity compensation plans with a weighted average exercise price of $19.10 and weighted average remaining term of 6.2 years. In addition, as of March 14, 2014, there were 413,145 full-value awards outstanding under the Company’s equity compensation plans. Other than the foregoing, no other awards under the Company’s equity compensation plans were outstanding as of March 14, 2014.

Burn Rate

The following table sets forth information regarding historical awards granted and earned for the 2011 through 2013 period, and the corresponding burn rate, which is defined as the number of shares subject to stock awards granted in a year divided by the weighted average common shares outstanding for that year, for each of the last three fiscal years:

	2013	2012	2011
Stock Options Granted	—	14,000	14,000
Time-Based Full-Value Shares and Units Granted	116,000	32,000	14,000
Adjusted Full-Value Awards Granted (1)	348,000	96,000	42,000
Total Awards Granted (2)	348,000	110,000	56,000
Weighted average common shares outstanding during the fiscal year	234,134,000	220,464,000	192,456,000
Annual Burn Rate	0.15%	0.05%	0.03%
Three-Year Average Burn Rate (3)		0.08%

(1)	In accordance with corporate governance policy updates published by ISS, Adjusted Full-Value Awards Granted represents the sum of Time-Based Full-Value Awards Granted and subject to a multiplier to be determined by ISS based on our recent historic stock price volatility. Based on our recent historical stock price volatility, we have utilized a full-value award multiplier of 3.0 for purposes of calculating the 2011-2013 average burn rate.

(2)	Total Awards Granted represents the sum of Stock Options Granted and Adjusted Full-Value Awards Granted.

(3)	As illustrated in the table above, our three-year average burn rate for the 2011-2013 period was 0.08%, which is below the ISS industry category burn rate threshold of 2.86%.

Summary of Material Features of the 2014 Plan

The material features of the 2014 Plan are:

•

The maximum number of shares of Class A common stock to be issued under the 2014 Plan is the sum of the number of shares available for grant under our 2008 Plan and our Director Plan immediately prior to the Annual Meeting plus the shares underlying awards granted under the 2008 Plan and the Director Plan that are forfeited, cancelled or otherwise terminated after such date. The shares we issue under the 2014 Plan will be authorized but unissued shares or shares that we reacquire. The shares of Class A common stock underlying any awards that are forfeited, canceled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without any issuance of stock or are otherwise terminated (other than by exercise) under the 2014 Plan will be added back to the shares of Class A common stock available for issuance under the 2014 Plan;

•

The award of stock options (both incentive and non-qualified options), stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, performance shares, dividend equivalent rights and cash-based awards is permitted;

•

Without stockholder approval, the exercise price of stock options and stock appreciation rights will not be reduced and stock options and stock appreciation rights will not be otherwise re-priced through cancellation in exchange for cash, other awards or stock options or stock appreciation rights with a lower exercise price;

•	No dividends or dividend equivalents may be paid on full-value shares subject to performance vesting until such shares are actually earned upon satisfaction of the performance criteria; and

•	The term of the 2014 Plan will expire on May 22, 2024.

Based solely on the closing price of our Class A common stock as reported by the NYSE on March 14, 2014, the maximum aggregate market value of the Class A common stock that could potentially be issued under the 2014 Plan is $50,498,921.

Qualified Performance-Based Compensation Under Code Section 162(m)

To ensure that certain awards granted under the 2014 Plan to a “Covered Employee” (as defined in the Code) qualify as “performance-based compensation” under Section 162(m) of the Code, the 2014 Plan provides that either the Board or the Executive Compensation Committee (in either case, the “Administrator”) may require that the vesting of such awards be conditioned on the satisfaction of performance criteria that may include any or all of the following: (1) funds from operations (“FFO”) or similar measures; (2) net income (loss) (either before or after interest, taxes, depreciation and/or amortization); (3) market share; (4) profits; (5) share price; (6) earnings per share; (7) FFO per share; (8) total stockholder return; (9) return on assets; (10) return on equity; (11) operating income; (12) return on capital or investment or economic value added; (13) acquisitions or strategic transactions; (14) operating income (loss); (15) cash flow (including, but not limited to, operating cash flow and free cash flow); (16) gross or net profit levels; (17) productivity; (18) expense; (19) margins; (20) operating efficiency; (21) rent growth; (22) leasing; (23) objectively determinable expense management; (24) capital deployment; and (25) development milestones, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Administrator will select the particular performance criteria within 90 days following the commencement of a performance cycle. Subject to adjustments for stock splits and similar events, the maximum award granted to any one individual that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code will not exceed 1,000,000 shares of Class A common stock or $10,000,000 in the case of a performance-based award that is a cash-based award for any performance cycle.

Summary of the 2014 Plan

The following description of certain features of the 2014 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2014 Plan, which is attached hereto as Appendix A.

Plan Administration.  The 2014 Plan will be administered by the Administrator. Under the 2014 Plan, the Administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2014 Plan. The Administrator may delegate to our Chief Executive Officer or other officer of the Company the authority to grant certain awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not subject to Section 162(m) of the Code, subject to applicable state law and certain limitations and guidelines.

Eligibility.  Persons eligible to participate in the 2014 Plan will be those full or part-time officers, employees, non-employee directors, consultants and advisors of the Company and its subsidiaries as selected from time to time by the Administrator in its discretion. Approximately 264 individuals are currently eligible to participate in the 2014 Plan, which includes 28 officers, 228 employees who are not officers, and eight non-employee directors.

Plan Limits.  The maximum award of stock options or stock appreciation rights granted to any one individual will not exceed 1,000,000 shares of Class A common stock (subject to adjustment for stock splits and similar events) for any calendar year period. If any award of restricted stock, restricted stock units or performance shares granted to an individual is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, then the maximum award shall not exceed 1,000,000 shares of Class A common stock (subject to adjustment for stock splits and similar events) to any one such individual in any performance cycle. If any cash-based award is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, then the maximum award to be paid in cash in any performance cycle may not exceed $10,000,000.

Stock Options.  The 2014 Plan permits the granting of (1) options to purchase Class A common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the 2014 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to independent directors, consultants and advisors. The option exercise price of each option will be determined by the Administrator but may not be less than 100% of the fair market value of the Class A common stock on the date of grant. Fair market value for this purpose will be the closing sale price of the shares of Class A common stock on the NYSE on the date of grant. The exercise price of an option may not be reduced after the date of the option grant, other than to appropriately reflect changes in our capital structure.

The term of each option will be fixed by the Administrator and may not exceed ten years from the date of grant. The Administrator will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Administrator. In general, unless otherwise permitted by the Administrator, no option granted under the 2014 Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Administrator or by delivery (or attestation to the ownership) of shares of Class A common stock that are beneficially owned by the optionee and are not subject to restrictions. Subject to applicable law, the exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the Administrator may permit non-qualified options to be exercised using a net exercise feature which reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the exercise price.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Stock Appreciation Rights.  The Administrator may award stock appreciation rights subject to such conditions and restrictions as the Administrator may determine. Stock appreciation rights entitle the recipient to shares of Class A common stock equal to the value of the appreciation in the stock price over the exercise price. The exercise price may not be less than the fair market value of the Class A common stock on the date of grant. The maximum term of a stock appreciation right is ten years. The exercise price of a stock appreciation right may not be reduced after the date of the grant, other than to appropriately reflect changes in our capital structure.

Restricted Stock.  The Administrator may award shares of Class A common stock to participants subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized above) and/or continued employment with us through a specified restricted period.

Restricted Stock Units.  The Administrator may award restricted stock units to any participants. Restricted stock units are ultimately payable in the form of shares of Class A common stock and may be subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized above) and/or continued employment with the Company through a specified vesting period. In the Administrator’s sole discretion, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a restricted stock unit award, subject to the participant’s compliance with the procedures established by the Administrator and requirements of Section 409A of the Code. During the deferral period, the deferred stock awards may be credited with dividend equivalent rights.

Unrestricted Stock Awards.  The Administrator may also grant shares of Class A common stock that are free from any restrictions under the 2014 Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.

Performance Share Awards.  The Administrator may grant performance share awards to any participant, which entitle the recipient to receive shares of Class A common stock upon the achievement of certain performance goals (as summarized above) and such other conditions as the Administrator shall determine.

Dividend Equivalent Rights.  The Administrator may grant dividend equivalent rights to participants, which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of Class A common stock. However, dividend equivalent rights may not be granted with respect to stock options or stock appreciation rights. Dividend equivalent rights granted as a component of another award subject to performance vesting may be paid only if the related award becomes vested. Dividend equivalent rights may be settled in cash, shares of Class A common stock or a combination thereof, in a single installment or installments, as specified in the award.

Cash-Based Awards.  The Administrator may grant cash bonuses under the 2014 Plan to participants. The cash bonuses may be subject to the achievement of certain performance goals (as summarized above).

Sale Event Provisions.  The 2014 Plan provides that upon the effectiveness of a “sale event” as defined in the 2014 Plan, the parties to the sale event may agree that awards granted under the 2014 Plan will be assumed or continued by the successor entity. If the awards are not assumed, then all outstanding awards will terminate upon the effective time of the sale event. In such case, except as otherwise provided by the Administrator in the award agreement or in any other written agreement between the Company and a participant, all stock options and stock appreciation rights will automatically become fully exercisable, the restrictions and conditions on all other awards with time-based conditions will automatically be deemed waived. Awards with conditions and restrictions relating to the attainment of performance goals may become vested and non-forfeitable in connection with a sale event in the Administrator’s discretion or as provided in the award agreement or any other written agreement between the Company and the participant.

In addition to or in lieu of the treatment described above, the Administrator may, (1) upon written notice to affected participants, provide that one or more stock options or stock appreciation rights then outstanding must be exercised, in whole or in part, within a specified number of days of the date of such notice, at the end of which period such stock options and stock appreciation rights shall terminate or (2) provide that one or more stock options and stock appreciation rights then outstanding shall be terminated, in whole or in part, in exchange for a cash payment equal to the excess of the fair market value (as determined by the Administrator in its sole discretion) of the shares subject to such option or stock appreciation right over the exercise price thereof.

Adjustments for Stock Dividends, Stock Splits, Etc.  The 2014 Plan requires the Administrator to make appropriate adjustments to the number of shares of Class A common stock that are subject to the 2014 Plan, to certain limits in the 2014 Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Tax Withholding.  Participants in the 2014 Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. Subject to approval by the Administrator, participants may elect to have the minimum tax withholding obligations satisfied by authorizing the Company to withhold shares of Class A common stock to be issued pursuant to the exercise or vesting of an award a number of shares with an aggregate fair market value that would satisfy the minimum withholding amount. The Administrator may also require that awards be subject to mandatory share withholding up to the required withholding amount.

Amendments and Termination.  The Board may at any time amend or discontinue the 2014 Plan and the Administrator may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. The Board, in its discretion, may determine to make any Plan amendments subject to approval by our stockholders for purposes of complying with applicable stock exchange requirements, ensuring the qualified status of incentive options or ensuring that compensation earned under the 2014 Plan qualifies as performance-based compensation under Section 162(m) of the Code. In no event may the Administrator reduce the exercise price of outstanding stock options or stock appreciation rights or effect the repricing of stock options or stock appreciation rights through cancellation and re-grants or cancellation in exchange for cash, other awards or stock options or stock appreciation rights with a lower exercise price.

Effective Date of 2014 Plan.  The Board adopted the 2014 Plan on March 14, 2014, and the 2014 Plan becomes effective on the date it is approved by stockholders. Unless sooner terminated, the 2014 Plan will terminate on May 22, 2024 and no award may be granted under the 2014 Plan on and after such date.

New Plan Benefits

Because the grant of awards under the 2014 Plan is within the discretion of the Administrator, we cannot determine the dollar value or number of shares of Class A common stock that will in the future be received by or allocated to any participant in the 2014 Plan.

Tax Aspects Under the Code

The following is a summary of the principal federal income tax consequences of certain transactions under the 2014 Plan. It does not describe all federal tax consequences under the 2014 Plan, nor does it describe state or local tax consequences.

Incentive Options.  No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of Class A common stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) the Company will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of Class A common stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of Class A common stock at exercise (or, if less, the amount realized on a sale of such shares of Class A common stock) over the option price thereof, and (ii) we will be entitled to deduct such amount. Special rules apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of Class A common stock.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options.  No income is realized by the optionee at the time the option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of Class A common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of Class A common stock have been held. Special rules apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of Class A common stock. Upon exercise, the optionee will also be subject to Social Security and Medicare taxes on the excess of the fair market value over the exercise price of the option.

Other Awards.  The Company generally will be entitled to a tax deduction in connection with an award under the 2014 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants are typically subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non -forfeitable, unless the award provides for a further deferral.

Parachute Payments.  The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Deductions.  Under Section 162(m) of the Code, our deduction for certain awards under the 2014 Plan may be limited to the extent that the Chief Executive Officer or other executive officer whose compensation is required to be reported in the summary compensation table (other than the Principal Financial Officer) receives compensation in excess of $1 million a year (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code). The 2014 Plan is structured to allow certain awards to qualify as performance-based compensation.

Vote Required

The affirmative vote of a majority of votes cast is required for the approval of the 2014 Plan. In addition, the rules of the NYSE require that votes for the proposal must be at least a majority of all of the votes cast on the proposal (including votes for and against and abstentions). The NYSE treats abstentions as votes cast, but does not treat broker non-votes as votes cast.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE 2014 PLAN.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2013 regarding: (i) the number of shares of our common stock to be issued upon the exercise of outstanding options, warrants and rights; (ii) the weighted average exercise price of such options, warrants and rights, and (iii) the number of shares of our common stock remaining available for future issuance under our equity compensation plans other than outstanding options, warrants and rights.

Plan category	Number of Shares of Common Stock to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares of Common Stock Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities referenced in Column (a))

	(a)	(b)	(c)

Equity Compensation Plans Approved by Stockholders:	78,000	$19.10	3,904,156	(1)

Equity Compensation Plans not approved by Stockholders:	N/A	N/A	N/A

(1)	Included 22,864 shares of common stock remaining available under our Third Amended and Restated Independent Director Stock Option and Incentive Plan and 3,881,292 shares of common stock available under our 2008 Long-Term Equity Compensation Plan.

PROPOSAL 4 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP, or Deloitte & Touche, as our independent registered public accounting firm to perform the audit of our financial statements and our internal control over financial reporting for the calendar year 2014. Deloitte & Touche has audited our financial statements since 2009. The Board recommends that the stockholders ratify the Company’s selection of Deloitte & Touche as our independent registered public accounting firm. Although ratification by stockholders is not required by law or by our bylaws, the Board believes that the submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. If the selection is not ratified, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors. One or more representatives of Deloitte & Touche are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table sets forth fees for professional audit services rendered for the audits of our annual financial statements by Deloitte & Touche and fees for other services rendered by them:

	2013	2012
Audit Fees (1)	$1,212,000	$1,215,000
Audit Related Fees (2)	282,100	558,000
Tax Fees (3)	175,725	181,276

Total Fees	$1,669,825	$1,954,276

(1)	Audit fees include the financial statement audit and audit of internal controls over financial reporting.

(2)	Audit related fees primarily include the review of documents and issuance of independent registered public accounting firm’s consents and comfort letters, as well as fees related to stand-alone reporting requirements for a consolidated subsidiary.

(3)	Tax fees primarily consist of fees for review of federal and state income tax returns.

The Audit Committee reviews and approves in advance the terms of and compensation for both audit and non-audit services. As stated in our Audit Committee charter, the Audit Committee pre-approves all auditing services and the terms thereof (which may include providing comfort letters in connection with securities underwritings) and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board to be provided to the Company by its independent auditors). The pre-approval requirement may be waived with respect to the provision of non-audit services for the Company if the “de minimus” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. This authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, provided all decisions to pre-approve an activity are required to be presented to the full Audit Committee at its first meeting following such decision.

The Audit Committee approved 100% of the fees described above.

Vote Required

The affirmative vote of a majority of the votes cast is required to ratify the selection of Deloitte & Touche as our independent registered public accounting firm. Abstentions and broker non-votes, if any, will have no effect on the outcome of this matter.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

MISCELLANEOUS AND OTHER MATTERS

Stockholder Proposals for the 2015 Annual Meeting

Any shareholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for its 2015 Annual Meeting of Stockholders must be received by the Company on or before November 30, 2014 in order to be considered for inclusion in its proxy statement and form of proxy. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Retail Properties of America, Inc., 2021 Spring Road, Suite 200, Oak Brook, IL 60523, Attn: Secretary.

In order for stockholder proposals to be properly brought before our 2015 annual meeting of stockholders, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the proxy statement and form of proxy for its 2015 annual meeting, the stockholder must give timely notice thereof in writing to our Secretary not earlier than October 31, 2014 nor later than November 30, 2014, unless the Company’s 2015 annual meeting of stockholders is scheduled to take place before April 22, 2015 or after June 21, 2015. A stockholder’s notice will be timely if sets forth all information under Section 12 of our bylaws and is received in writing at the Company’s principal executive office not earlier than the 150th day nor later than 5:00 p.m., Eastern time, on the 120th day prior to the first anniversary of the date of the notice for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. Any stockholder desiring a copy of our bylaws will be furnished one without charge upon written request to our Secretary at our principal executive offices. A copy of our bylaws, as amended and restated, is filed as Exhibit 3.1 to our current report on Form 8-K, filed on July 20, 2012, as further amended, such amendment filed as Exhibit 3.1 to our current report on Form 8-K, filed on February 12, 2014, and such filings are available at the SEC Internet site (http://www.sec.gov).

Other Matters

As of the date of this proxy statement, the above are the only matters we are aware of that are to be acted upon at the Annual Meeting. If any other matter should come before the Annual Meeting, the persons appointed by your proxy will vote on those matters in accordance with the recommendation of the Board, or, in the absence of such a recommendation, in accordance with their discretion. The affirmative vote of the holders of a majority of the votes cast on any such other matter will be required for approval.

By the order of the Board of Directors,

Oak Brook, Illinois March 31, 2014	/s/ Dennis K. Holland Dennis K. Holland Secretary

YOUR VOTE IS IMPORTANT. THE PROMPT RETURN OF PROXIES, INCLUDING YOUR PROXIES AUTHORIZED VIA THE INTERNET OR VIA TOUCH-TONE TELEPHONE, WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. WE ENCOURAGE YOU TO COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, OR AUTHORIZE YOUR PROXY VIA THE INTERNET OR VIA TOUCH-TONE TELEPHONE, BEFORE THE MEETING, SO THAT YOUR SHARES WILL BE REPRESENTED AND VOTED AT THE MEETING.

APPENDIX A

RETAIL PROPERTIES OF AMERICA, INC. 2014 LONG-TERM EQUITY COMPENSATION PLAN

SECTION	1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Retail Properties of America, Inc. 2014 Long-Term Equity Compensation Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Independent Directors, consultants and advisors of Retail Properties of America, Inc. (the “Company”) and the Company’s Subsidiaries, upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its businesses to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Administrator” means either the Board or the Committee.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Performance Share Awards, Dividend Equivalent Rights and Cash-Based Awards.

“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company as constituted from time to time.

“Cash-Based Award” means an Award granted pursuant to Section 12 entitling the recipient to receive a cash-denominated payment.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor Code, and related rules, regulations and interpretations.

“Committee” means the Executive Compensation Committee of the Board as constituted from time to time.

“Company” means Retail Properties of America, Inc., a Maryland corporation, and any successor thereto.

“Covered Employee” means an employee who is a “covered employee” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

“Dividend Equivalent Right” means Awards granted pursuant to Section 11.

“Effective Date” means the date on which the Plan was initially approved by stockholders as set forth in Section 21.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” on any given date means the closing sale price at which Stock is traded on such date or, if no Stock is traded on such date, the next preceding date on which Stock was traded, as reflected on the principal stock exchange on which the Stock is traded or admitted to trading.

“Incentive Stock Option” means any Stock Option that qualifies as and is designated in writing in the related Option agreement as constituting an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Participant” means an individual who has been selected to receive an Award or who has outstanding an Award granted under the Plan.

“Performance-Based Award” means any Restricted Stock Award, Restricted Stock Unit, Performance Share Award or Cash-Based Award granted to an employee that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder.

“Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle. The Performance Criteria which shall be applicable to the organizational level specified by the Committee, including, but not limited to, the Company or a unit, division, group, region, or Subsidiary of the Company, that will be used to establish Performance Goals are limited to the following: funds from operations (“FFO”) or similar measures, net income (loss) either before or after interest, taxes, depreciation and/or amortization, market share, profits, share price, earnings per share, FFO per share, total stockholder return, return on assets, return on equity, operating income, return on capital or investment or economic value added, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), gross or net profit levels, productivity, expense, margins, operating efficiency, rent growth, leasing, objectively determinable expense management, capital deployment or development milestones, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of one or more peer groups. The Committee may appropriately adjust any evaluation performance under a Performance Criterion to exclude any of the following events that occurs during a Performance Cycle: (i) asset write-downs or impairments, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reporting results, (iv) accruals for reorganizations and restructuring programs, (v) any extraordinary non-recurring items, including those described in the Financial Accounting Standards Board’s authoritative guidance and/or in management’s discussion and analysis of financial condition of operations appearing the Company’s annual report to stockholder for the applicable year, and (vi) any other extraordinary items adjusted from the Company U.S. GAAP results.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a Participant’s right to and the payment of a Restricted Stock Award, Restricted Stock Unit, Performance Share Award or Cash-Based Award.

“Performance Goals” means, for a Performance Cycle, the specific goals established in writing by the Committee for a Performance Cycle based upon the Performance Criteria.

“Performance Share Award” means Awards granted pursuant to Section 10.

“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.

“Restricted Stock Award” means Awards granted pursuant to Section 7.

“Restricted Stock Unit” means Awards granted pursuant to Section 8.

“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Stock” means the Company’s Class A Common Stock, par value $0.001 per share, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means Awards granted pursuant to Section 6.

“Subsidiary” means any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities beginning with the Company if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns stock or other interests possessing 50 percent or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

“Unrestricted Stock Award” means Awards granted pursuant to Section 9.

SECTION 2.	ADMINISTRATION OF PLAN; COMMITTEE AUTHORITY TO SELECT PARTICIPANTS AND DETERMINE AWARDS

(a)         Committee. The Plan shall be administered by either the Board or the Committee (in either case, the Administrator), provided that the amount, timing and terms of grants of Awards to Non-Employee Directors shall be determined by the Board.

(b)         Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i)         to select the individuals to whom Awards may from time to time be granted;

(ii)         to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Performance Share Awards, Dividend Equivalent Rights and Cash-Based Awards, or any combination of the foregoing, granted to any one or more Participants;

(iii)         to determine the number of shares of Stock to be covered by any Award;

(iv)         to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and Participants, and to approve the form of Award Certificates; provided, however, that except as otherwise provided in Section 3(b) or 3(c), without prior approval of the Company’s stockholders, the Administrator is not permitted to reduce the exercise price of Stock Options and Stock Appreciation Rights or effect repricing of Stock Options and Stock Appreciation Rights through cancellation and re-grants or cancellation in exchange for cash, other Awards or Stock Options or Stock Appreciation Rights with a lower exercise price;

(v)         to accelerate at any time the exercisability or vesting of all or any portion of any Award including in circumstances involving a change in control or the death, disability or termination of employment of a Participant;

(vi)         subject to the provisions of Section 5(c), to extend at any time the post-termination period in which Stock Options may be exercised; and

(vii)         at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award Certificate; to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be made in the Administrator’s sole and absolute discretion and shall be final and binding on all persons, including the Company and the Participants.

(c)         Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to the Chief Executive Officer or other officer of the Company all or part of the Administrator’s authority and duties with respect to Awards, including the granting thereof, to individuals who are not subject to the reporting and other provisions of Section 16 of the Act. Any such delegation by the Administrator shall include a limitation as to the amount of Awards that may be awarded during the period of the delegation and shall contain guidelines as to the determination of the exercise price of any Option, the conversion ratio or price of other Awards and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d)         Award Certificate. Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.

SECTION 3.	STOCK ISSUABLE UNDER THE PLAN; RECAPITALIZATIONS; MERGERS; SUBSTITUTE AWARDS

(a)         Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be the sum of (i) the number of shares available for grant under the Company’s 2008 Long-Term Equity Compensation Plan (the “2008 Plan”) and the Company’s Third Amended and Restated Independent Director Stock Option and Incentive Plan (the “Director Plan”) immediately prior to the Effective Date, and (ii) the shares underlying awards under the 2008 Plan and the Director Plan that are forfeited, cancelled or otherwise terminated after the Effective Date, subject to adjustment as provided in this Section 3. For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that with respect to Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, Stock Options or Stock Appreciation Rights with respect to no more than 1,000,000 shares of Stock may be granted to any one individual Participant during any one calendar year period, and the maximum number of shares of the Stock that may be issued in the form of Incentive Stock Options shall be the sum of (i) and (ii) above. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b)         Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, the Administrator shall make equitable or proportionate adjustments in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual Participant and the maximum number of shares that may be granted under a Performance-Based Award, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and/or (v) the price for each share subject to any then outstanding Stock Options under the Plan, without reducing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options). The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and/or the terms of outstanding Awards to take into account cash dividends declared and paid other than in the ordinary course or any other extraordinary corporate event, other than those contemplated by Section 3(c) hereof, to the extent determined to be necessary by the Administrator to avoid distortion in the value of the Awards. All adjustments made by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

(c)         Sale Event.

(i)         In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, as of the effective time of the Sale Event, the Plan and all outstanding Awards granted shall terminate. In such case, except as the Administrator may otherwise specify with respect to particular Awards in the relevant Award Certificate or as may be provided in any written agreement between the Company and a Participant, (1) all Options and Stock Appreciation Rights that are not exercisable immediately prior to the effective time of the Sale Event shall become fully exercisable as of the effective time of the Sale Event, (2) all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event. and (3) all outstanding Awards with performance vesting may become vested and nonforfeitable as of the effective time of the Sale Event at the Administrator’s discretion.

(ii)         In addition to or in lieu of the foregoing, with respect to outstanding Options and Stock Appreciation Rights, the Administrator may, on the same basis or on different bases as the Administrator shall specify, upon written notice to the affected Participants, provide that one or more Options and Stock Appreciation Rights then outstanding must be exercised, in whole or in part, within a specified number of days of the date of such notice, at the end of which period such Options and Stock Appreciation Rights shall terminate, or provide that one or more Options and Stock Appreciation Rights then outstanding, in whole or in part, shall be terminated in exchange for a cash payment equal to the excess of the fair market value (as determined by the Administrator in its sole discretion) for the shares subject to such Options and Stock Appreciation Rights over the exercise price thereof.

SECTION	4. ELIGIBILITY

Participants in the Plan will be such full or part-time officers and other employees, Independent Directors, consultants and advisors of the Company and the Company’s Subsidiaries who are selected from time to time by the Administrator in its sole discretion.

SECTION	5. STOCK OPTIONS

(a)         Award of Stock Options. The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option. No Incentive Stock Option shall be granted under the Plan after March 14, 2024.

Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable.

(b)         Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

(c)         Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten years after the date of grant. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the term of such option shall be no more than five years from the date of grant.

(d)         Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. A Participant shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e)         Method of Exercise. Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Award Certificate:

(i)           In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii)         Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(iii)        By the Participant delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the purchase price; provided that in the event the

Participant chooses to pay the purchase price as so provided, the Participant and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or

(iv)         With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

The transfer to the Participant on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the Participant (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Stock Option or Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes the Company is obligated to withhold with respect to the Participants. In the event a Participant chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the Participant upon the exercise of the Stock Option shall be net of the attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(f)         Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by a Participant during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION	6. STOCK APPRECIATION RIGHTS

(a)         Award of Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b)         Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.

(c)         Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.

(d)         Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator. The terms and conditions of each Award of Stock Appreciation Rights may differ among individual Awards and Participants. The term of a Stock Appreciation Right may not exceed ten years.

SECTION	7. RESTRICTED STOCK AWARDS

(a)         Nature of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is an Award of shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each Restricted Stock Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and Participants.

(b)         Rights as a Stockholder. Upon the grant of a Restricted Stock Award and payment of any applicable purchase price, a Participant shall have the rights of a stockholder with respect to the voting of the Restricted Shares and receipt of dividends. Notwithstanding the foregoing, cash dividends on Restricted Shares due to failure to meet performance-based conditions (i.e., conditions other than the continued service of the Participant through a certain date) must be retained by, or repaid by the Participant to, the Company; provided that, to the extent provided for in the applicable Restricted Stock Award Certificate or by the Administrator, an amount equal to such cash dividends retained or repaid by the Participant may be paid to the Participant upon the lapsing of such performance-based conditions with respect to such Restricted Shares. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the Participant shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c)         Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 17 below, in writing after the Award is issued, if a Participant’s employment or service relationship with the Company terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such Participant from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from the Participant or the Participant’s legal representative simultaneously with such termination of employment or service relationship, and thereafter shall cease to represent any ownership of the Company by the Participant or rights of the Participant as a stockholder. Following such deemed acquisition of Restricted Shares that are represented by physical certificates, a Participant shall surrender such certificates to the Company upon request without consideration.

(d)         Vesting of Restricted Stock. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”

SECTION	8. RESTRICTED STOCK UNITS

(a)         Nature of Restricted Stock Units. The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of phantom stock units that may be settled in cash or shares of Stock upon the satisfaction of such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each grant of Restricted Stock Units shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and Participants. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock or cash as determined by the Administrator at the time or as set forth in the Award Certificate. Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order for such Award to comply with the requirements of Section 409A. Any payment of shares of Stock under a Restricted

Stock Unit subject to Section 409A to a Participant on account of the Participant’s separation of service may not be made before the date that is six months after the date of separation from service if the Participant is a “specified employee” within the meaning of Section 409A.

(b)         Election to Receive Restricted Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a Participant to elect to receive a portion of the cash compensation or Restricted Stock Award otherwise due to such Participant in the form of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the Participant elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of a share of Stock on the date the compensation would otherwise have been paid to the Participant if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.

(c)         Rights as a Stockholder. A Participant shall have the rights as a stockholder only as to shares of Stock acquired by the Participant upon settlement of Restricted Stock Units; provided, however, that the Participant may be credited with Dividend Equivalent Rights with respect to his or her Restricted Stock Units, subject to the provisions of Section 11 and such other terms and conditions as the Administrator may determine.

(d)         Restrictions. A Restricted Stock Unit may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of during the deferral period.

(e)         Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 17 below, in writing after the Award Certificate is issued, a Participant’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the Participant’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION	9. UNRESTRICTED STOCK AWARDS

Grant or Sale of Unrestricted Stock. The Administrator may grant (or sell at par value or such other higher purchase price determined by the Administrator) Unrestricted Stock Awards under the Plan. An Unrestricted Stock Award is an Award pursuant to which such Participant may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted or sold as described in this Section 9 in respect of past services or other valid consideration, or in lieu of any cash compensation due to such Participant.

SECTION	10. PERFORMANCE SHARE AWARDS

(a)         Nature of Performance Share Awards. The Administrator may grant Performance Share Awards under the Plan. A Performance Share Award is an Award entitling the Participant to acquire shares of Stock upon the attainment of specified performance goals. The Administrator may make Performance Share Awards independent of or in connection with the granting of any other Award under the Plan. The Administrator in its sole discretion shall determine whether and to whom Performance Share Awards shall be made, the performance goals applicable under each such Award, the periods during which performance is to be measured, and all other limitations and conditions applicable to the Award.

(b)         Rights as a Stockholder. A Participant receiving a Performance Share Award shall have the rights of a stockholder only as to shares of Stock actually received by the Participant under the Plan and not with respect to shares subject to the Award but not actually received by the Participant. A Participant shall be entitled to receive shares of Stock under a Performance Share Award only upon satisfaction of all conditions specified in the Award Certificate evidencing the Performance Share Award (or in a performance plan adopted by the Administrator).

(c)         Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 17 below, in writing after the Award Certificate is issued, a Participant’s rights in all Performance Share Awards shall automatically terminate upon the Participant’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

(d)         Acceleration, Waiver, Etc. At any time prior to the Participant’s termination of employment (or other service relationship) by the Company and its Subsidiaries, the Administrator may in its sole discretion accelerate, waive or, subject to Section 17, amend any or all of the goals, restrictions or conditions imposed under any Performance Share Award.

SECTION	11. DIVIDEND EQUIVALENT RIGHTS

(a)         Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the Participant to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to and held by the Participant. A Dividend Equivalent Right may be granted hereunder to any Participant as a component of another Award or as a freestanding award, but no Dividend Equivalent Right may be granted with respect to Stock Options or Stock Appreciation Rights. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other Award. A Dividend Equivalent Right granted as a component of an Award with performance-based vesting, or forfeiture based on the failure to meet performance-based conditions (i.e., conditions other than a continued service relationship with the Company through a certain date), may not be exercisable or payable unless or until the performance conditions have been met.

(b)         Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 17 below, in writing after the Award Certificate is issued, a Participant’s rights in all Dividend Equivalent Rights shall automatically terminate upon the Participant’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION	12. CASH-BASED AWARDS

Grant of Cash-Based Awards. The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles a Participant to a payment in cash upon the attainment of specified performance goals. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and shall be made in cash.

SECTION	13. PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES

(a)         Performance-Based Awards. The Administrator may grant one or more Performance-Based Awards in the form of Restricted Stock Awards, Restricted Stock Units, Performance Share Awards or Cash-Based Awards payable upon the attainment of Performance Goals that are established by the Administrator and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Period. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a region, division, business unit, or an individual. Each Performance-Based Award shall comply with the provisions set forth below.

(b)         Grant of Performance-Based Awards. With respect to each Performance-Based Award granted to a Covered Employee, the Administrator shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Administrator may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different Covered Employees.

(c)         Payment of Performance-Based Awards. Following the completion of a Performance Cycle, the Administrator shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-Based Awards earned for the Performance Cycle. The Administrator shall then determine the actual size of each Covered Employee’s Performance-Based Award, and, in doing so, may reduce or eliminate the amount of the Performance-Based Award for a Covered Employee if, in its sole judgment, such reduction or elimination is appropriate.

(d)         Maximum Award Payable. The maximum Performance-Based Award payable to any one Covered Employee under the Plan for a Performance Cycle is 1,000,000 shares (subject to adjustment as provided in Section 3(b) hereof) or $10 million in the case of a Performance-Based Award that is a Cash-Based Award.

SECTION	14. TRANSFERABILITY OF AWARDS

(a)         Transferability. Except as provided in Section 14(b) below, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant, or by the Participant’s legal representative or guardian in the event of the Participant’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a Participant other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b)         Administrator Action. Notwithstanding Section 14(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the Participant (who is an employee or director) may transfer his or her Non-Qualified Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a Participant for value.

(c)         Family Member. For purposes of Section 14(b), “family member” shall mean a Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant of the Participant), a trust in which these persons (or the Participant) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50 percent of the voting interests.

(d)         Designation of Beneficiary. Each Participant to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the Participant’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased Participant, or if the designated beneficiaries have predeceased the Participant, the beneficiary shall be the Participant’s estate.

SECTION	15. TAX WITHHOLDING

(a)         Payment by Participant. Each Participant shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the Participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. The Company’s obligation to deliver Stock to any Participant is subject to and conditioned on tax obligations being satisfied by the Participant.

(b)         Payment in Stock. Subject to approval by the Administrator, a Participant may elect to have the minimum tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the minimum withholding amount due. The Administrator may also require Awards to be subject to mandatory share withholding up to the required withholding amount. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the Participants.

SECTION	16. TRANSFER, LEAVE OF ABSENCE, ETC.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a)         a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another Subsidiary; or

(b)         an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the written policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION	17. AMENDMENTS AND TERMINATION

Unless sooner terminated as herein provided, the Plan shall terminate on the tenth anniversary of the Effective Date and no Award shall be granted under the Plan on and after such date. The termination of the Plan shall not adversely affect the rights under any outstanding Award without the holder’s written consent. The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s written consent. Except as provided in Section 3(b) or 3(c), without prior approval of the Company’s stockholders, in no event may the Administrator reduce the exercise price of outstanding Stock Options and Stock Appreciation Rights or effect repricing of Stock Options and Stock Appreciation Rights through cancellation and re-grants or cancellation in exchange for cash, other Awards or Stock Options or Stock Appreciation Rights with a lower exercise price. The Board, in its discretion, may determine to make any Plan amendments subject to approval by the Company’s stockholders for purposes of complying with applicable stock exchange requirements, ensuring that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code or ensuring that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code. Nothing in this Section 17 shall limit the Board’s authority to take any action permitted pursuant to Section 3(c).

SECTION	18. STATUS OF PLAN

Unless the Administrator shall otherwise expressly determine in writing, with respect to the portion of any Award which has not been exercised and any payments in cash, Stock or other consideration not received by a Participant, a Participant shall have no rights greater than those of a general creditor of the Company. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION	19. SECTION 409A AWARDS

To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a Participant who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service, or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.

SECTION	20. GENERAL PROVISIONS

(a)         No Distribution; Compliance with Legal Requirements. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

The Administrator may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

(b)         Delivery of Stock Certificates. Stock certificates to be delivered to Participants under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the Participant, at the Participant’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the Participant by electronic mail or by United States mail, addressed to the Participant, at the Participant’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any shares of Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel (to the extent the Board deems such advice necessary or advisable), that the issuance and delivery of such shares of Stock is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. All Stock delivered pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that an individual make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(c)         Stockholder Rights. Until Stock is deemed delivered in accordance with Section 20(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the Participant with respect to an Award.

(d)         Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards shall not confer upon any employee any right to continued employment with the Company or any Subsidiary and shall not interfere in any way with the right of the Company or any Subsidiary to terminate the employment of any of its employees at any time.

(e)         Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to such Company insider-trading-policy-related restrictions, terms and conditions as may be established from time to time.

(f)         Clawback Policy. Grants made under the Plan shall be subject to the Company’s clawback policy in effect from time to time.

SECTION	21. EFFECTIVE DATE OF PLAN

This Plan shall become effective upon stockholder approval in accordance with Maryland law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Awards may be made hereunder after the tenth anniversary of the Effective Date.

SECTION	22. GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Maryland, applied without regard to conflict of law principles.

DATE OF APPROVAL BY THE BOARD OF DIRECTORS: March 14, 2014

DATE OF APPROVAL BY STOCKHOLDERS:

RETAIL PROPERTIES OF AMERICA, INC.

REVOCABLE PROXY FOR ANNUAL MEETING OF STOCKHOLDERS – MAY 22, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Retail Properties of America, Inc., a Maryland corporation (the “Company”), hereby appoints Dennis K. Holland and Steven P. Grimes, and each of them, as proxies for the undersigned, and each with full power of substitution and re-substitution, to attend the annual meeting of stockholders to be held at 9:00 a.m. Pacific Time at the W Seattle Hotel, 1112 Fourth Avenue, Seattle, Washington, 98101, on May 22, 2014, or any adjournment or postponement thereof to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, and revokes any proxy heretofore given with respect to such meeting.

THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” EACH OF THE NOMINEES FOR DIRECTOR, “FOR” THE APPROVAL OF AN ADVISORY RESOLUTION ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, “FOR” THE APPROVAL OF THE RETAIL PROPERTIES OF AMERICA, INC. 2014 LONG-TERM EQUITY COMPENSATION PLAN AND “FOR” THE RATIFICATION OF AUDITORS. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(Continued and to be signed on reverse side)	SEE REVERSE SIDE

TO VOTE BY MAIL, PLEASE DETACH HERE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” OF THE NOMINEES FOR DIRECTOR, AND “FOR” PROPOSALS 2, 3 AND 4.	Please mark vote as indicated in this example	☒

PROPOSAL 1: Elect nine directors:	FOR	AGAINST	ABSTAIN

01. FRANK A. CATALANO, JR	☐	☐	☐
02. PAUL R. GAUVREAU	☐	☐	☐
03. GERALD M. GORSKI	☐	☐	☐
04. STEVEN P. GRIMES	☐	☐	☐
05. RICHARD P. IMPERIALE	☐	☐	☐
06. PETER L. LYNCH	☐	☐	☐
07. KENNETH E. MASICK	☐	☐	☐
08. BARBARA A. MURPHY	☐	☐	☐
09. THOMAS J. SARGEANT	☐	☐	☐

		FOR	AGAINST	ABSTAIN
PROPOSAL 2:	Approval of an advisory resolution on executive compensation.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
PROPOSAL 3	To approve the Retail Properties of America, Inc. 2014 Long-Term Equity Compensation Plan.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
PROPOSAL 4:	Ratification of Deloitte & Touche LLP as Retail Properties of America, Inc.’s independent registered public accounting firm for 2014.	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Date:	, 2014

Signature:

Signature (if held jointly):

Please sign exactly as your name or names appear hereon. For joint accounts each owner should sign. When signing as executor, administrator, attorney, trustee, guardian or in another representative capacity, please give your full title. If a corporation or partnership, please sign in the name of the corporation or partnership by an authorized officer or person.

CHECK HERE ONLY IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON	☐

Your telephone or internet proxy authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

AUTHORIZE YOUR PROXY BY PHONE: You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form.

OPTION A:	You are encouraged to review each proposal and select a voting choice before you submit your proxy. Please press 0 in order to vote on each proposal separately.

OPTION B:	If you prefer not to select a voting choice with respect to each proposal you may press 1 to submit a proxy. If you select this option, your shares will be voted in accordance with the recommendations made by the Board of Directors.

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IF YOU AUTHORIZE YOUR PROXY BY PHONE OR INTERNET—DO NOT MAIL THE PROXY CARD.

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